Exhibit 10.2

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
SELECT COMFORT CORPORATION
SCC SUBSIDIARY CORP.
BAM LABS, INC.
AND
SHAREHOLDER REPRESENTATIVE SERVICES LLC

AS STOCKHOLDER REPRESENTATIVE

September 9, 2015

-i-

ARTICLE IV CONDUCT OF COMPANY BUSINESS DURING PENDENCY OF TRANSACTION		32
4.1	Affirmative Obligations of the Company	32
4.2	Forbearance of the Company	33
ARTICLE V ADDITIONAL AGREEMENTS		35
5.1	Non-Solicitation of Competing Acquisition Proposals	35
5.2	Stockholder Approval	36
5.3	Governmental Approvals	37
5.4	General Efforts to Close	38
5.5	Access to Information	38
5.6	Notification of Certain Matters	39
5.7	Indemnification of Directors and Officers	39
5.8	Contracts	40
5.9	Employee Matters	40
5.10	Third Party Expenses	41
5.11	Closing Date Balance Sheet	41
5.12	Spreadsheet	42
5.13	Tax Matters	42
ARTICLE VI CONDITIONS TO THE MERGER		43
6.1	Conditions to Obligations of Each Party	43
6.2	Additional Conditions to the Obligations of Parent and Merger Sub	43
6.3	Additional Conditions to Obligations of the Company	45
ARTICLE VII POST-CLOSING INDEMNIFICATION		45
7.1	Survival of Representations and Warranties	45
7.2	Indemnification	46
7.3	Limitations on Indemnification	47
7.4	Indemnification Claim Procedures	49
7.5	Third Party Claims	50
7.6	Stockholder Representative	50
ARTICLE VIII PRE-CLOSING TERMINATION OF AGREEMENT		52
8.1	Termination	52
8.2	Effect of Termination	53
ARTICLE IX GENERAL PROVISIONS		53
9.1	Certain Interpretation	53
9.2	Amendment	53
9.3	Waiver	54
9.4	Assignment	54
9.5	Notices	54
9.6	Confidentiality	55
9.7	Public Disclosure	55
9.8	Entire Agreement	55
9.9	No Third Party Beneficiaries	55
9.10	Specific Performance and Other Remedies	55
9.11	Severability	56
9.12	Governing Law	56
9.13	Costs and Expenses	56

-ii-

9.14	Exclusive Jurisdiction	56
9.15	Resolution of Conflicts; Arbitration	57
9.16	USA Patriot Act Compliance	58
9.17	Counterparts	58

-iii-

INDEX OF EXHIBITS
Annex    Description
Annex A    Certain Defined Terms
Exhibit    Description
Exhibit A    Form of Certificate of Merger
Exhibit B    Form of Letter of Transmittal
Exhibit C    Form of Stockholder Written Consent
Exhibit D    Form of Joinder Agreement
Exhibit E    Form of 280G Waivers
Exhibit F    Form of Escrow Agreement
Exhibit G    Form of Non-Competition and Non-Solicitation Agreements
Exhibit H    Form of Non-Solicitation Agreement

Schedules
Schedule 5.8(b)    Terminated Contracts
Schedule A-1    Key Employees
Schedule A-2    Individuals Executing Non-Solicitation Agreements
Schedule A-3    Transaction Bonuses
Schedule A-4    Accounts Receivable

-iv-

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 9, 2015 by and among Select Comfort Corporation, a Minnesota corporation (“Parent”), SCC Subsidiary Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), BAM Labs, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as stockholder representative (the “Stockholder Representative”). All capitalized terms that are used but not defined herein shall have the respective meanings ascribed thereto in Annex A.
W I T N E S S E T H:
WHEREAS, the boards of directors of each of Parent, Merger Sub and the Company have determined that it would be advisable and in the best interests of each corporation and their respective stockholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company, pursuant to which the Company would become a wholly-owned subsidiary of Parent (the “Merger”), upon the terms and conditions set forth in this Agreement and in accordance with the applicable provisions of Delaware Law, and in furtherance thereof, have approved this Agreement, the Merger and the other transactions contemplated by this Agreement and the Related Agreements (the “Transactions”).
WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements, as more fully set forth herein, in connection with the Merger and the other Transactions.
NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:
ARTICLE I
THE MERGER
1.1    The Merger.     At the Effective Time (as defined below), on the terms and subject to the conditions set forth in this Agreement, the Certificate of Merger in substantially the form attached hereto as Exhibit A (the “Certificate of Merger”) and the applicable provisions of Delaware Law, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and shall become a wholly-owned subsidiary of Parent. The Company, as the surviving corporation after the Merger, is sometimes referred to herein as the “Surviving Corporation.”
1.2    Closing and Effective Times.
(a)    Unless this Agreement is validly terminated pursuant to Section 8.1, the Merger shall be consummated at a closing (the “Closing”) on a date that is within two (2) Business Days following satisfaction or waiver (if permissible hereunder) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver (if permissible hereunder) of those conditions), at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California, unless another time or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”

(b)    Effective Time. On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the applicable provisions of Delaware Law. The time of the filing and acceptance by the Secretary of State of the State of Delaware, or such other later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, shall be referred to herein as the “Effective Time.”
1.3    Organizational Documents of the Surviving Corporation and Surviving Entity.
(a)    Unless otherwise determined by Parent prior to the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is SleepIQ LABS Inc.”
(b)    Unless otherwise determined by Parent prior to the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation as of the Effective Time until thereafter amended in accordance with Delaware Law and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.
1.4    Directors and Officers of the Surviving Corporation and Surviving Entity.
(a)    Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Delaware Law and the certificate of incorporation and bylaws of the Surviving Corporation until his or her successor is duly elected and qualified.
(b)    Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.
1.5    General Effects of the Merger.  At the Effective Time, the effects of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
1.6    Effect of Merger on Capital Stock of Constituent Corporations.
(a)    Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without further action on the part of Parent, Merger Sub, the Company or the respective stockholders thereof, each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of Company Common Stock (and the shares of the Company into which the shares of Merger Sub capital stock are so converted shall be the only shares of the Company’s capital stock that are issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of shares of Merger Sub capital stock will evidence ownership of such shares of Company Common Stock.
(b)    Company Capital Stock.
(i)     Generally. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the respective stockholders thereof, each share of Company Capital Stock (excluding (A) Cancelled Shares, which shall be treated in the manner set forth in Section 1.6(b)(ii), and (B) Dissenting Shares, which shall be treated in the manner set forth in Section 1.6(b)(iii)) issued and outstanding as of immediately prior to the Effective Time shall be cancelled and extinguished and shall be converted automatically into the right to receive, upon the terms set forth in this Section 1.6(b)(i) and throughout this Agreement (including the escrow provisions set forth in Article VII of this Agreement) and surrender of the certificate representing such shares of Company Capital Stock in the manner provided in Section 1.7, the Per Share Consideration; provided, however, that the aggregate payment amount payable pursuant to this Section 1.6(b)(i) shall not exceed the amount of the Total Consideration; provided, further, that (i) 10% of that portion of the Total Consideration that otherwise would be payable at the Closing to the Stockholders (other than Parent) pursuant to this Section 1.6(b)(i) shall be withheld at the Closing from the amount of cash payable to each such Stockholder and deposited into the Escrow Fund pursuant to Section 1.7(b), which cash shall be distributed to the former holders of such shares of Company Capital Stock in accordance with, and subject to, the terms and conditions of this Agreement and the Escrow Agreement, and (ii) $250,000 shall be withheld and placed in the Expense Fund pursuant to Sections 1.7(c) and 7.6. For purposes of calculating the amount of cash payable to each Stockholder in respect of their shares of Company Capital Stock pursuant to this Section 1.6(b)(i), all shares of Company Capital Stock held by each Stockholder shall be aggregated on a certificate-by-certificate (or like instrument) basis.
(ii)     Cancellation of Treasury Stock and Parent Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the respective stockholders thereof, and notwithstanding any other provisions of this Agreement to the contrary, each share of Company Capital Stock held by the Company or any direct or indirect wholly owned Subsidiary of the Company immediately prior to the Effective Time and each share of Company Capital Stock held by Parent or its controlled Affiliates (the “Cancelled Shares”) shall be automatically canceled and extinguished without any conversion thereof, and no consideration shall be delivered or deliverable in respect thereof.
(iii)     Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock outstanding immediately prior to the Effective Time and with respect to which the holder thereof has properly demanded appraisal rights in accordance with Section 262 of Delaware Law and Chapter 13 of the California General Corporation Law (the “CGCL”), and who has not effectively withdrawn or lost such holder’s appraisal or dissenters’ rights under Delaware Law or, if applicable, the CGCL (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive the applicable consideration for Company Capital Stock set forth in Section 1.6(b)(i), but the holder thereof shall only be entitled to such rights as are provided by Delaware Law or, if applicable, the CGCL. Notwithstanding the provisions of this Section 1.6(b)(iii), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal or dissenters’ rights under Delaware Law or, if applicable, the CGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive, upon surrender of the certificate representing such shares, upon the terms set forth in this Section 1.6(b)(iii) and throughout this Agreement (including the escrow holdback, expense fund and indemnification provisions of this Agreement), the consideration for Company Capital Stock set forth in Section 1.6(b)(i), without interest thereon. The Company shall give Parent (A) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Delaware Law or, if applicable, the CGCL and (B) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any Stockholder with respect to such demands shall be submitted to Parent in advance and shall not be presented to any Stockholder prior to the Company receiving Parent’s written consent.
(c)    Company Options.
(i)    Company Options.
(A)    Vested Company Options. Effective as of the Effective Time, each Vested Company Option (or portion thereof) that is outstanding as of immediately prior to the Effective Time shall be cancelled and the holder thereof shall be entitled to receive, upon the terms and subject to the conditions set forth in this Section 1.6(c)(i)(A) and throughout this Agreement and in consideration of such cancellation, the Per Option Consideration. Promptly following the Closing, Parent shall pay (or cause to be paid) the Per Option Consideration, less applicable withholdings, in respect of such Vested Company Options; provided, however, that 10% of that portion of the cash amount that otherwise would be payable at the Closing to each Vested Company Optionholder shall be withheld at the Closing from the amount of cash payable to each such Vested Company Optionholder and deposited into the Escrow Fund pursuant to Section 1.7(b), which cash amount will be distributed to the former holders of such Vested Company Options in accordance with, and subject to, the terms and conditions of this Agreement and the Escrow Agreement.
(B)    Unvested Company Options Held by Continuing Employees. Effective as of the Effective Time, each Unvested Company Option (or portion thereof) that is outstanding as of immediately prior to the Effective Time and held by a Continuing Employee shall be cancelled without the payment of any consideration therefor.
(C)    Unvested Company Options Held by Non-Continuing Employees. Effective as of the Effective Time, each Unvested Company Option (or portion thereof) that is outstanding as of immediately prior to the Effective Time and held by a Non-Continuing Employee shall be cancelled without the payment of any consideration therefor.
1.7    Payment of Merger Consideration for Company Capital Stock.
(a)    Paying Agent. U.S. Bank National Association, or another Person selected by Parent and reasonably acceptable to the Company, shall serve as the Paying Agent (the “Paying Agent”) for the Merger.
(b)    Escrow Amount. On the Closing Date, Parent shall transfer or cause to be transferred to the Escrow Agent an amount of cash equal to the Escrow Amount, to be held in trust as an escrow fund (the “Escrow Fund”) under the terms of this Agreement and the Escrow Agreement.
(c)    Expense Fund. On the Closing Date, Parent shall transfer or cause to be transferred to a segregated client bank account maintained by the Stockholder Representative an amount of cash equal to the amount of the Expense Fund to be held and distributed in accordance with the terms of this Agreement.

(d)    Exchange Procedures. Prior to Closing, the Company shall provide to each Stockholder a letter of transmittal in the form attached hereto as Exhibit B (the “Letter of Transmittal”). If a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and a certificate representing shares of Company Capital Stock (the “Company Stock Certificates”) is properly surrendered to Parent or the Paying Agent not later than three (3) Business Days prior to the Closing Date, then Parent shall cause its transfer agent to issue to the holder of such Company Stock Certificate that portion of the Total Consideration issuable in respect thereto pursuant to Section 1.6(b)(i) as soon as practicable, but in no event later than one (1) Business Day after the Closing Date, and the Company Stock Certificate so surrendered shall be cancelled. If a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and a Company Stock Certificate is properly surrendered to Parent or the Paying Agent at any time later than three (3) Business Days prior to the Closing Date, then Parent shall cause its transfer agent to issue to the holder of such Company Stock Certificate that portion of the Total Consideration issuable in respect thereto pursuant to Section 1.6(b)(i) no later than three (3) Business Days following such surrender, and the Company Stock Certificate so surrendered shall be cancelled. No portion of the Total Consideration will be paid to the holder of any unsurrendered Company Stock Certificate with respect to shares of Company Capital Stock formerly represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate and validly executed Paying Agent documents pursuant hereto.
(e)    Lost, Stolen or Destroyed Certificates.  In the event any Company Stock Certificate shall have been lost, stolen or destroyed, the Paying Agent or Parent shall pay, in exchange for such lost, stolen or destroyed certificate, the portion of the Total Consideration, if any, payable in respect thereto pursuant to Section 1.6(b) upon the making of an affidavit of that fact by the holder thereof; provided, however, that Parent may, in its discretion, or as required by the Paying Agent, and as a condition precedent to the issuance thereof, require the Stockholder who is the owner of such lost, stolen or destroyed certificates to provide an indemnification agreement (without the requirement of posting a bond) in a form and substance acceptable to Parent against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the certificates alleged to have been lost, stolen or destroyed.
(f)    No Further Ownership Rights in Company Capital Stock.  The cash paid in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms of this Agreement shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Company or the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Company or the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.
(g)    No Liability.  Notwithstanding anything to the contrary in this Agreement, none of Parent, the Paying Agent, the Surviving Corporation, or any party hereto shall be liable to a Stockholder for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
1.8    Withholding Taxes.  The Company, the Paying Agent, Parent and the Surviving Corporation, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of federal, local or foreign tax law or under any Legal Requirements or applicable Orders. To the extent such amounts are so deducted or withheld, such amounts shall be remitted to the appropriate Governmental Entity and treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.9    Taking of Further Action.  If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, or to vest Parent with full right, title and possession to all of the Company Capital Stock, then each of the Surviving Corporation, Parent and the officers and directors of each of the Surviving Corporation and Parent are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Subject to any disclosure set forth in (i) the specific section, subsection or subclause of the disclosure schedule delivered by the Company to Parent on the date of this Agreement prior to the execution and delivery of this Agreement (the “Disclosure Schedule”) that corresponds to the specific section, subsection or subclause of each representation and warranty set forth in this Article II, or (ii) any other section, subsection or subclause of the Disclosure Schedule solely if and to the extent that it is reasonably apparent on the face of such disclosure that it applies to another section, subsection or subclause of this Article II, the Company hereby represents and warrants to Parent and Merger Sub as follows:
2.1    Organization and Good Standing.  (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power to own, lease and operate its assets and properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualification or license necessary to the Company’s business as currently conducted. The Company has Made Available true, correct and complete copies of its certificate of incorporation, as amended to date (the “Certificate of Incorporation”) and bylaws, as amended to date, each in full force and effect on the date of this Agreement (collectively, the “Charter Documents”). Since the date of the Charter Documents Made Available, the Board of Directors of the Company has not approved or proposed any amendment to any of the Charter Documents.
(b) Section 2.1(b) of the Disclosure Schedule lists the directors and officers of the Company and every jurisdiction in which the Company has Employees or facilities or otherwise conducts its business as of the date of this Agreement. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name. There are no outstanding powers of attorney executed by or on behalf of the Company.
2.2    Authority and Enforceability. The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and, subject to receipt of the Requisite Stockholder Approval, to consummate the Merger and the other Transactions. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the Merger and the other Transactions have been duly authorized by all necessary corporate action on the part of the Company (including the unanimous approval of the Board of Directors of the Company (the “Requisite Board Approval”)) and no further corporate or other action is required on the part of the Company to authorize this Agreement and any Related Agreements to which the Company is a party or to consummate the Merger or any other Transactions, other than the adoption of this Agreement and approval of the Merger by the Stockholders of the Company who hold (a) at least a majority of the voting power of the outstanding shares of Company Capital Stock, voting together as a single class on an as converted into Company Common Stock basis, (b) at least a majority of the voting power of the Company Common Stock, voting together as a single class, and (c) at least a majority of the voting power of the outstanding shares of Company Preferred Stock, voting together as a single class (clauses (a), (b) and (c), collectively, the “Requisite Stockholder Approval”). The Requisite Stockholder Approval is the only vote of the Stockholders required under applicable Legal Requirements, Delaware Law, the CGCL, the Charter Documents and all Contracts to which the Company is a party to legally adopt this Agreement and approve the Merger and the other Transactions. The Board of Directors of the Company has unanimously approved this Agreement, the Merger and the other Transactions, and recommended to the Stockholders to vote in favor of adoption of this Agreement and approval of the Merger and the other Transactions (the “Company Recommendation”). This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, subject to (x) Legal Requirements of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general, and (y) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity (clauses (x) and (y) collectively, the “Enforceability Limitations”).
2.3    Governmental Approvals and Consents.  No consent, notice, waiver, approval, Order or authorization of, or registration, declaration or filing with any Governmental Entity, is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company is a party or the consummation of the Merger or any other Transactions, except for (a) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and state “blue sky” laws and (b) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware.
2.4    No Conflicts.  The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the Transactions, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (a) any provision of the Charter Documents, as amended, (b) any Contract to which the Company is a party or by which any of its properties or assets (whether tangible or intangible) are bound or (c) any Legal Requirement or Order applicable to the Company or any of its properties or assets (whether tangible or intangible).
2.5    Company Capital Structure.
(a)    The authorized capital stock of the Company consists of 52,500,000 shares of Company Common Stock, of which 9,376,112 shares are issued and outstanding on the date of this Agreement; 1,769,220 shares of Company Seed Series A Preferred Stock, of which 1,769,220 shares are issued and outstanding on the date of this Agreement; 2,265,906 shares of Company Seed Series B Preferred Stock, of which 2,265,906 shares are issued and outstanding on the date of this Agreement; 5,126,956 shares of Company Seed Series C Preferred Stock, of which 5,126,956 shares are issued and outstanding on the date of this Agreement; 10,551,494 shares of Company Series A Preferred Stock, of which 10,551,494 shares are issued and outstanding on the date of this Agreement; 10,869,565 shares of Company Series B Preferred Stock, of which 10,869,565 shares are issued and outstanding on the date of this Agreement; and 6,802,271 shares of Company Series C Preferred Stock, of which 2,509,574 shares are issued and outstanding on the date of this Agreement. As of the date of this Agreement, each share of Company Preferred Stock is convertible on a one-share-for-one-share basis into Company Common Stock and will be pursuant to their terms, be entitled to receive solely the same consideration as shares of Company Common Stock, on an as-converted basis. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound.
(b)    All outstanding shares of Company Capital Stock and Company Options have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company or any stockholder of the Company) in compliance with all applicable Legal Requirements, and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by the Company or any stockholder of the Company) in accordance with any right of first refusal or similar right or limitation Known to the Company. No Stockholder has exercised any right of redemption, if any, provided in the Certificate of Incorporation with respect to shares of the Company Preferred Stock, and the Company has not received notice that any Stockholder intends to exercise such rights. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. Other than the Company Capital Stock set forth in Sections 2.5(a) and 2.5(c) of this Agreement or the Disclosure Schedule, the Company has no other capital stock authorized, issued or outstanding as of the date of this Agreement.
(c)    Except for the Plan, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity or equity-related compensation to any person (whether payable in shares, cash or otherwise).  The Company has reserved 4,500,000 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of options or the granting or purchase of restricted stock granted under the Plan, of which (i) 1,404,666 shares are issuable, as of the date of this Agreement, upon the exercise of outstanding, unexercised options granted under the Plan, (ii) 1,035,834 shares have been issued upon the exercise of options granted under the Plan and remain outstanding as of the date of this Agreement, and (iii) 2,059,500 shares remain available for future grant as of the date of this Agreement. Each Company Option was originally granted with an exercise price that the Board of Directors of the Company in good faith, based on a reasonable valuation method utilized at the time of grant, determined to be at least equal to the fair market value of a share of Company Common Stock on the date of grant.
(d)    Section 2.5(d) of the Disclosure Schedule sets forth for each outstanding Company Option as of the date of this Agreement, the name of the holder, whether such holder is an employee of the Company, the number of shares of Company Capital Stock issuable upon the exercise of such option, the date of grant, the exercise price, the vesting schedule, including the extent vested to date and whether such vesting is subject to acceleration as a result of the Transactions or any other events, and, for any option, whether such option is a nonstatutory option or qualifies as an incentive stock option as defined in Section 422 of the Code and whether (and to what extent) any such Company Option is or has ever been subject to Section 409A.
(e)    No bonds, debentures, notes or other indebtedness of the Company (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company, are issued or outstanding as of the date of this Agreement.
(f)    Except for the Company Options, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other equity-compensation rights of the Company (whether payable in shares, cash or otherwise). Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company to which the Company is a party, and there are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock.
2.6    Company Subsidiaries. The Company does not own, directly or indirectly, shares or interests in any other corporation, limited liability company, partnership, association, joint venture or other business entity. The Company has not agreed to, and is not obligated to, make any future investment in or capital contribution to any Person.
2.7    Company Financial Statements; Internal Financial Controls.
(a)    Section 2.7(a) of the Disclosure Schedule sets forth the Company’s (i) unaudited balance sheets as of December 31, 2013 and December 31, 2014, and the related statements of income, cash flow and stockholders’ equity for the twelve (12) month periods then ended (the “Year-End Financials”), and (ii) unaudited balance sheet as of June 30, 2015 (the “Balance Sheet Date”), and the related unaudited statements of income, cash flow and stockholders’ equity for the six (6) months then ended (the “Interim Financials”). The Year-End Financials and the Interim Financials (collectively referred to as the “Financials”) have been prepared in accordance with GAAP consistently applied throughout the periods indicated and consistent with each other (except that the Current Balance Sheet (as defined below) and the Interim Financials do not contain footnotes and other presentation items that may be required by GAAP). The Financials present fairly in all material respects the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments, which are not material in amount in any individual case or in the aggregate. The Company’s unaudited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.” The Books and Records of the Company have been, and are being, maintained in accordance with applicable legal and accounting requirements and the Financials are consistent with such Books and Records.
(b)    The systems of internal accounting controls maintained by the Company are sufficient to provide reasonable assurance that transactions are recorded, and assets are maintained, as necessary to permit preparation of financial statements in conformity with GAAP.
(c)    The Company (including any Employee thereof) has not identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other Employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.
2.8    No Undisclosed Liabilities.  The Company has no Indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other liability (which is required to be reflected in financial statements prepared in accordance with GAAP), except for those which (a) have been reflected in the Current Balance Sheet, (b) have arisen in the ordinary course of business consistent with past practices since the Balance Sheet

Date and prior to the date of this Agreement, (c) performance obligations under Contracts to which the Company is a party; or (d) incurred as a result of the Transactions.
2.9    No Changes. Since the Balance Sheet Date through the date of this Agreement, (a) no Company Material Adverse Effect has occurred, and (b) the Company has not taken any action that would require the consent of Parent under Section 4.2 if proposed to be taken after the date of this Agreement.
2.10    Tax Matters.
(a)    Tax Returns and Payments. Each return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax, including any amendment thereof or attachment thereto (each, a “Tax Return”) required to be filed by or on behalf of the Company with any Governmental Entity with respect to any taxable period ending on or before the Closing Date or any taxable event occurring prior to or on the Closing Date (the “Company Returns”): (i) have been filed on or before the applicable due date (including any extensions of such due date); and (ii) have been accurately and completely prepared in all material respects in compliance with all applicable Legal Requirements. All Taxes required to be paid on or before the Closing Date by the Company have been or will be timely paid. The Company has delivered or made available to Parent accurate and complete copies of all Company Returns filed since its incorporation, other than immaterial information Tax Returns (e.g., Forms W-2 and 1099) unless requested by Parent.
(b)    Reserves for Payment of Taxes. The Financials fully accrue all liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP. The Company will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from the Balance Sheet Date through the Closing Date, and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date. The Company has not incurred any liability for Taxes since the Balance Sheet Date outside of the ordinary course of business.
(c)    Audits; Claims. No Company Return has ever been examined or audited by any Governmental Entity. The Company has not received from any Governmental Entity any: (i) written notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed Tax adjustment. No extension or waiver of the limitation period applicable to any Company Returns has been granted by or requested from the Company. No claim or legal proceeding is pending, or to the Knowledge of the Company, threatened against the Company in respect of any Tax. There are no Liens for Taxes upon any of the assets of the Company except Liens for current Taxes not yet due and payable (and for which there are adequate accruals, in accordance with GAAP).
(d)    Legal Proceedings; Etc. There are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by the Company with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established).

(e)    Distributed Stock. The Company has not distributed stock of another Person, and the Company has not had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(f)    Adjustment in Taxable Income. The Company is not currently, and the Company for any period for which a Company Return has not been filed will not be, required to include any adjustment in taxable income for any taxable period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision under state, local or foreign Tax laws) as a result of transactions, events or accounting methods employed prior to the Merger.
(g)    280G. There is (i) no agreement, plan, arrangement or other Contract covering any Employee that, considered individually or considered collectively with any other such Contracts, will, or would reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 404 of the Code or that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code or (ii) agreement, plan, arrangement or other Contract by which the Company is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code.  The Company currently is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.
(h)    No Other Jurisdictions for Filing Tax Returns. There are no jurisdictions in which the Company is required to file a Tax Return other than the jurisdictions in which the Company has filed Tax Returns. The Company is not subject to net income Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in that country. No claim has ever been made by a Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.
(i)    Transfer Pricing. The Company is in compliance in all respects with all applicable transfer pricing laws, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practice and methodology. All intercompany agreements have been adequately documented, and such documents have been duly executed in a timely manner. The prices for any property or services (or for the use of any property), including interest and other prices for financial services, provided by or to the Company are arm’s-length prices for purposes of the relevant transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.
(j)    Tax Shelters; Listed Transactions; Etc. The Company has not consummated or participated in, nor is the Company currently participating in, any transaction which was or is a “tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. The Company has not ever participated in, nor is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign Legal Requirements. The Company has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or foreign law).
(k)    Section 83(b). No Person holds shares of Company Common Stock that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.

(l)    Withholding. The Company: (i) has complied with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign Legal Requirement); (ii) has, within the time and in the manner prescribed by applicable Legal Requirements, withheld from employee wages or consulting compensation and timely paid over to the proper Governmental Entities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, including federal and state income and employment Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, and relevant non-U.S. income and employment Tax withholding Legal Requirements; and (iii) has timely filed all withholding Tax Returns, for all periods.
(m)    Change in Accounting Methods; Closing Agreements; Etc. The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting made prior to the Effective Time; (ii) closing agreement as described in Section 7121 (or any corresponding or similar provision of state, local, or foreign Tax law) executed prior to the Effective Time; (iii) intercompany transactions or excess loss accounts described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax Legal Requirement); (iv) installment sale or open transaction disposition made on or prior to the Effective Time; or (v) prepaid amount received on or prior to the Effective Time.
(n)    Consolidated Groups. The Company has not ever been a member of an affiliated, combined, consolidated or unifying group (including within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group, the common parent of which was the Company) and has never been a party to any joint venture, partnership, or, to the Knowledge of the Company, other agreement that reasonably could be treated as a partnership or tax purposes.
(o)    Section 1503. The Company has not incurred a dual consolidated loss within the meaning of Section 1503 of the Code (or any similar provision of U.S. (state, local) or non-U.S. Tax Legal Requirement).
(p)    Section 897. The Company: (i) is not and has never been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and (ii) has not made the election provided under section 897(i) of the Code.
(q)    Tax Incentives. The Company is in compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (each, a “Tax Incentive”) and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.
(r)    Section 409A.
(i)    Each “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) subject to Section 409A of the Code (or any state law equivalent) and the regulations and guidance thereunder (“Section 409A”) is in operational and documentary compliance with Section 409A. No nonqualified deferred compensation plan that was originally exempt from application of Section 409A has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time since the Company’s incorporation. No compensation shall be includable in the gross income of any Employee as a result of the operation of Section 409A with respect to any Company Employee Plan or other arrangements or agreements which is or has been in effect at any time prior to the Effective Time. To the extent required, the Company has properly reported and/or withheld and remitted on amounts deferred under any Company nonqualified deferred compensation plan subject to Section 409A. There is no Contract, agreement, plan or arrangement to which the Company or any of its ERISA Affiliates is a party, including the provisions of this Agreement, covering any Employee of the Company, which individually or collectively could require the Company or any of its Affiliates to pay a Tax gross up payment to, or otherwise indemnify or reimburse, any Employee for Tax-related payments under Section 409A. There is no contract, agreement, plan or arrangement to which the Company is a party, including the provisions of this Agreement, which, individually or collectively, could give rise to a Parent, Company, Surviving Corporation, or Subsidiary Tax under Section 409A or that would give rise to an Employee Tax and/or Parent, Company, Surviving Corporation or Subsidiary reporting obligations under Section 409A.
(ii)    No Company Option or other stock right (as defined in U.S. Treasury Department regulation 1.409A-1(l)) (w) has an exercise price that was less than the fair market value of the underlying equity as of the date such option or right was granted, (x) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, (y) has been granted after the Company’s incorporation, with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A), or (z) has ever been accounted for other than fully in accordance with GAAP in the Company’s financial statements provided to Parent.
(s)    Tax Attributes. The Company makes no representations or warranties regarding the amount or availability of any net operating losses of the Company, or the ability of Parent or any of its Affiliates (including the Surviving Corporation) to utilize such net operating losses or other Tax attributes after the Closing.
2.11    Real Property.  The Company does not own any real property, nor has the Company ever owned any real property. Section 2.11 of the Disclosure Schedule sets forth a list of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property (collectively, the “Lease Agreements”). The Company currently occupies all of the Leased Real Property for the operation of its business. There are no other parties occupying, or with a right to occupy, the Leased Real Property. The Company does not owe brokerage commissions or finders’ fees with respect to any such Leased Real Property.
2.12    Tangible Property.  As of the date of this Agreement, the Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, in each case, that is shown on the Current Balance Sheet, free and clear of any Liens, except Permitted Liens and such imperfections of title and encumbrances, if any, which do not materially detract from the value or materially interfere with the present use of the property subject thereto or affected thereby. The material items of equipment owned or leased by the Company (i) are adequate for the conduct of the business of the Company as currently conducted, and (ii) are, in all material respects, in good operating condition, regularly and properly maintained, subject to normal wear and tear.
2.13    Intellectual Property.
(a)    Company Products. Section 2.13(a) of the Disclosure Schedule accurately identifies and describes each Company Product. The Company has Made Available to Parent a complete and accurate bill of materials for each Company Product.

(b)    Company IP. Section 2.13(b) of the Disclosure Schedule accurately identifies: (A) each item of Company IP that is Registered IP (“Company Registered IP”); and (B) the jurisdiction in which such item of Company Registered IP has been registered or filed and the applicable application, registration or serial number. With respect to any patentable inventions that are Company IP, the Company has made a decision, in accordance with reasonable business practices, to either maintain such invention as a Trade Secret, in which case the Company has maintained such invention as a Trade Secret, or has filed a Patent on such invention in a timely manner, and continued to prosecute and maintain such Patent in accordance with all Legal Requirements, except where the Company has decided in accordance with reasonable business practices to cease prosecution or maintenance of or to otherwise abandon such Patent.
(c)    IP Licenses. Section 2.13(c)(i) of the Disclosure Schedule sets forth: (A) each Contract pursuant to which Company has licensed or is obligated to license any Company IP or Company Products to a third party (the “Out-Licenses”), and (B) each Contract pursuant to which a third party has licensed any Intellectual Property Rights to Company (the “In-Licenses”) other than (1) Open Source Software, and (2) Shrink-Wrap Code; excluding, for the purpose of (A) and (B), employee and consultant agreements, and non-disclosure agreements. Section 2.13(c)(ii) of the Disclosure Schedule sets forth (A) all Third Party Components (other than Software subject to Open Source Licenses), (B) the In-License related to such Third Party Component, (C) whether the license or licenses so granted to the Company are exclusive or nonexclusive, and (D) each Company Product in which such Third Party Component is incorporated or for which it is material to the development of or used to deliver, host, provide or distribute such Company Product.
(d)    Standard Form IP Agreements. The Company has Made Available a true, correct and complete copy of each Standard Form IP Contract.
(e)    Ownership Free and Clear. The Company owns all right, title and interest to the Company IP, including, without limitation, all right, title and interest to sue for infringement of Intellectual Property Rights that are Company IP, or, with respect to exclusively licensed Company IP, has a valid and enforceable license thereto, in each case, free and clear of all Liens other than non-exclusive end user licenses of Intellectual Property Rights granted in the ordinary course of business. There are no actions, suits, investigations, claims, or proceedings threatened, pending, or in progress relating in any way to the Company IP. Without limiting the generality of the foregoing:
(i)    all documents and instruments necessary to perfect the rights of the Company in the Company Registered IP have been validly executed, delivered, recorded and filed in a timely manner with the applicable Governmental Entity;
(ii)    each Person who is or was an employee or independent contractor of the Company and who is or was involved in the creation or development of any Intellectual Property or Intellectual Property Rights for the Company has signed a valid and enforceable agreement sufficient to irrevocably assign such Intellectual Property Rights to the Company, and containing a waiver of moral rights to the extent not prohibited under applicable Legal Requirements, and containing confidentiality provisions protecting the Company IP, with each such agreement substantially in the Company’s Standard Form IP Contract for employees (a copy of which is attached to Section 2.13(e)-A of the Disclosure Schedule (the “Employee Proprietary Information Agreement”)) or substantially in the Company’s Standard Form IP Contract for consultants or independent contractors (a copy of which is attached to Section 2.13(e)-B of the Disclosure Schedule (the “Consultant Proprietary Information Agreement”)), as the case may be;

(iii)        no Employee or former employer of any Employee has any claim, right or interest to or in any Company IP;
(iv)        neither any employee or independent contractor of the Company is in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality;
(v)        no funding, facilities or personnel of any Governmental Entity, university, or research facility were used to develop or create any Company IP in a manner such that such Governmental Entity, university or research facility has any claim, right or interest to or in any Company IP;
(vi    )    the Company has taken reasonable steps to maintain the confidentiality of all proprietary information held by the Company, or purported to be held by the Company, as a Trade Secret, as well as any confidential information or Trade Secrets provided to the Company under an obligation of confidentiality;
(vii)    the Company has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person and there are no existing contracts, agreements, options, commitments, or rights with, to, or in any person to acquire ownership of any of the Company IP or rights therein;
(viii)    neither Parent nor any of its Affiliates will be subject to any covenant not to sue or, other than pursuant to an Out-License that is disclosed and described in Section 2.13(e)(viii) of the Disclosure Schedule, similar restrictions on its enforcement or enjoyment of the Company IP as a result of any prior transaction related to the Company IP;
(ix)        the Company is not currently and has never been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Company IP;
(x)        no third party that has licensed Intellectual Property Rights that are included in or used for the provision of Company Products or provided any Intellectual Property that is included in or used for the provision of Company Products, has retained sole ownership of or has retained exclusive license to rights under any Intellectual Property Rights in any improvements or derivative works made solely or jointly by the Company under such license;
(xi)        the Company owns or otherwise has, and after the Closing will continue to have, all Intellectual Property Rights and Intellectual Property needed to conduct the business of such entity as currently conducted, except to the extent any In-Licenses are terminated or permitted to lapse or not renew by or at the direction of Parent, in accordance with their terms, after the Closing, provided that the foregoing representations and warranties are made solely as to the Company’s Knowledge with respect to third-party Patents other than those Patents licensed pursuant to In-Licenses; and
(xii)    except pursuant to a Contract set forth in Section 2.13(e)(xii) of the Disclosure Schedule, the Company has no obligations to pay any amounts or to provide other consideration to any other person (including any Employee of the Company) in consideration for the Company’s use or practice of any Company IP or manufacture, use, or distribution of Company Products, as such activities are currently conducted by or on behalf of the Company.
(f)    Valid and Enforceable.

(i)    Each item of Company Registered IP is and at all times has been in compliance with all Legal Requirements, and all filings, payments and other actions required to be made or taken to maintain such item of Company Registered IP in full force and effect have been made by the applicable deadline. To the Knowledge of the Company, there is no reasonable basis for a claim that any Company Registered IP is invalid or unenforceable, except as disclosed in the applicable file wrapper therefor. The Company has not received any notice or information of any kind from any source suggesting that the Company Registered IP may be invalid, unpatentable (or otherwise not registrable), or unenforceable, other than official notices from national or regional patent or trademark offices in the ordinary course of Patent or Trademark prosecution (“Registered IP Notices”). None of the Company or its respective agents or representatives have engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate any of the Company Registered IP or hinder its enforcement, including, without limitation, misrepresenting the Patents within the Company IP to a standard-setting organization, but excluding, for clarity, where the Company has decided in accordance with reasonable business practices to cease prosecution or maintenance or to otherwise abandon Company Registered IP.
(ii)    Patents. (A) All Patents that are Company Registered IP are valid and enforceable (except with respect to any pending Patents that are not currently valid and enforceable), and there are no actions, fees or taxes, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of perfecting, maintaining or renewing any Patents that are Company Registered IP due within ninety (90) days after the Closing Date that have not already been paid or responded to by the Company. (B) No Patent within the Company Registered IP has been challenged in any way, other than in connection with Registered IP Notices. There is no threatened or pending litigation, interference, opposition, reexamination, inter partes, or other proceeding involving such Patents. (C) If any of the Patents listed in Section 2.13(b) of the Disclosure Schedule are terminally disclaimed to another Patent, all Patents subject to such terminal disclaimer are within the Company Registered IP. (D) To the extent “small entity” fees were paid to the United States Patent and Trademark Office for any Patent within the Company Registered IP, such reduced fees were then appropriate because the payor qualified to pay “small entity” fees at the time of such payment and specifically had not licensed rights in any of the Patents to an entity that was not a “small entity,” in each case, to the extent then-required by applicable law in order to claim “small entity” status. (E) To the extent “small entity” fees were paid to the United States Patent and Trademark Office for any Patent within the Company IP where the payor did not qualify to pay “small entity” fees, such “small entity” fees were paid in good faith and such error was later corrected pursuant to 37 CFR 1.28(c). (F) Notwithstanding anything to the contrary in this Agreement, all representations made by the Company in Sections 2.13(f)(i) and 2.13(f)(ii) regarding the Jointly Owned Patents (as defined in the Disclosure Schedule) are made solely to the Knowledge of the Company.
(iii)    Trademarks. (A) All Trademarks that are Company IP are valid and enforceable and are not subject to any maintenance fees or taxes or registration, maintenance or renewal actions falling due within ninety (90) days after the Closing Date that have not already been paid or responded to by the Company. (B) No Trademark within the Company IP has been or is now involved in any opposition, invalidation or cancellation, and no such action is threatened with respect to any Trademark within the Company IP. (C) All services, products and materials bearing or identified by a Trademark within the Company IP, as applicable, bear the proper registration notice where necessary or required by law for the ownership, validity, or enforceability of the Trademark. (D) No Trademark (whether registered or unregistered) or otherwise protected designation (e.g. worktitle) owned or applied for by the Company, or used by or on behalf of the Company as a Trademark of the Company, other than those Trademarks licensed to the Company pursuant to In-Licenses, conflicts or interferes with any Trademark (whether registered or unregistered) owned, used or applied for by any other Person. The Company has taken reasonable steps to properly use and establish and preserve its rights in and to any

Trademark (whether registered or unregistered) in which the Company has or purports to have an ownership interest.
(iv)    Copyrights. (A) All of the Copyrights that are Company Registered IP or that are Company IP and otherwise material to the Company’s business are valid and enforceable (or, with respect to unregistered copyrights, will be enforceable to the extent hereafter registered), and are not subject to any maintenance fees or taxes or registration, maintenance or renewal actions falling due within ninety (90) days after the date of Closing that have not already been paid or responded to by the Company. (B) No Copyright owned by the Company is, to the Knowledge of the Company, infringed or has been challenged or threatened in any way. (C) All material works released by or on behalf of the Company encompassed by the Copyrights that are Company IP have been marked with the proper copyright notice where necessary or required by law for the validity or enforceability of the Copyright.
(v)    Trade Secrets. (A) All of the Trade Secrets that are Company IP are valid and enforceable; provided that no representation is made as to enforceability of confidential business information that is not protectable under applicable trade secret law by no act or omission of the Company. (B) With respect to all source code (including algorithms) within the Company IP, the documentation maintained by the Company relating to such source code (including algorithms) is reasonably current, materially accurate and reasonably sufficient in detail and content to identify and explain it and to allow its full and proper use by a reasonably skilled programmer without reliance on the knowledge or memory of any particular individual. (C) The Company has taken commercially reasonable precautions to protect the secrecy, confidentiality and value of its Trade Secrets and the Company has not disclosed any of its Trade Secrets to any entity other than pursuant to a confidentiality agreement or other agreement that prohibits the use and disclosure of the Trade Secret other than for the benefit of the Company, other than in connection with the filing of a Patent. (D) The Company has good title to its Trade Secrets. (E) The Company has an absolute right to use its Trade Secrets as such have been used by or on behalf of the Company, provided that the foregoing representations and warranties are made solely as to the Company’s Knowledge with respect to third-party Patents. (F) To the Knowledge of the Company, the Trade Secrets that are Company IP have not been used by or appropriated for the benefit of any Person (other than the Company), or to the detriment of the business of the Company. No Trade Secret within the Company IP is subject to any adverse claim or has been challenged or threatened in any way. The Company uses reasonable measures to maintain its proprietary algorithms as Trade Secrets. Without limiting the foregoing, the Company has not disclosed, distributed, or licensed any Intellectual Property that (I) contains or embodies any of its proprietary algorithms or source code to any person or (II) describes in detail any of its proprietary algorithms to any person (other than to any individual who is or was, at the time, an employee or consultant of the Company involved in the development of Company IP, pursuant to an Employee Proprietary Information Agreement or Consultant Proprietary Information Agreement).
(g)    Effects of the Merger. Neither the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of the Merger or any of the other Transactions will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare, other than pursuant to any Contract to which Parent or any of its Affiliates is bound and the Company is not bound: (i) a loss of, or Lien on, any Company IP or rights thereto; (ii) a breach of any Contract listed or required to be listed in Section 2.13(c) of the Disclosure Schedule; (iii) the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person; (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP or any Intellectual Property Rights owned by, or licensed to, Parent or any of its Affiliates; or (v) payment of any royalties or other license fees with respect to Intellectual Property Rights of any third party in excess of those payable by the Company in the absence of this Agreement or the Transactions.

(h)    No Third Party Infringement of Company IP. To the Knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company IP. Section 2.13(h) of the Disclosure Schedule accurately identifies (and the Company has Made Available a true, correct and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company or any of its representatives regarding any actual, alleged or suspected infringement or misappropriation of any Company IP. The Company has not: (i) put a third party on notice of actual or potential infringement of any of the Company IP; (ii) invited any third party to enter into a license under any of the Company IP; and/or (iii) initiated any enforcement action with respect to any of the Company IP.
(i)    Use of Licensed IP. The Company has valid written licenses in respect of all Licensed IP of sufficient scope to permit the Company to conduct its businesses without infringing or violating the rights of third parties, provided that the foregoing representations and warranties are made solely as to the Company’s Knowledge with respect to third-party Patents other than those Patents licensed to the Company pursuant to written licenses, and all such licenses will survive the Closing and continue in full force and effect thereafter, so as to preserve all rights of, and benefits to, the Company under such licenses from and after the Closing (except to the extent any such licenses are terminated or permitted to lapse or not renew by or at the direction of Parent, in accordance with their terms, after the Closing). To the Knowledge of the Company, no claim or proceeding relating to the ownership of Licensed IP is pending or has been threatened, except for any such claim or proceeding that, if adversely determined, would not adversely affect (A) the use or exploitation of such Licensed IP or (B) the distribution, hosting, provision, delivery or sale of any Company Product.
(j)    No Infringement of Third Party IP Rights. The Company is not infringing, misappropriating or otherwise violating, and has never infringed, misappropriated or otherwise violated, any Intellectual Property Right of any other Person, and the conduct of the business of the Company when conducted in substantially the same manner after the date of this Agreement by the Company and after the Closing Date, by the Company, will not infringe, misappropriate or otherwise violate any Intellectual Property Right (or any right to privacy or publicity) of any other Person, or constitute unfair competition or trade practices under any Legal Requirement, provided that the foregoing representations and warranties are made solely as to the Company’s Knowledge with respect to third-party Patents; provided, further, that the foregoing representations and warranties do not extend to infringement or misappropriation occurring after the Closing Date that would not have occurred but for a change made by or at the direction of Parent to the Company Products or the conduct of the business of the Company, after the Closing Date. Without limiting the generality of the foregoing: (i)  no infringement, misappropriation or similar claim or legal proceeding is pending or has been threatened against the Company or, to the Knowledge of the Company, against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such claim or legal proceeding; (ii) the Company has not received any notice or other communication (in writing or otherwise) (A) relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person, (B) inviting the Company to license any Intellectual Property Rights of another Person, or (C) claiming that the Company Product or the operation of the business of the Company constitutes unfair competition or trade practices under any Legal Requirements; and (iii)  the Company is not bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any infringement, misappropriation or violation of any Intellectual Property Right (other than pursuant to (I) the Standard Form of IP Contracts or (II) any industry-standard indemnification provision, not pertaining to the Company Products or any Intellectual Property Rights therein, in any license for Shrink-Wrap Code). Notwithstanding anything to the contrary in this Agreement, Section 2.13 contains the only representations or warranties made by the Company with respect to the infringement, misappropriation, or violation by the Company of Intellectual Property Rights of any other Person.

(k)    Company IP Contracts. None of the Company IP Contracts expressly requires the Company to return or refund any amounts paid to it (other than any prepaid, unused amounts), or grant any credit to any third party, or pay any liquidated damages or penalties in the event of any breach of any warranty or any failure of the Company to perform under such Company IP Contract.
(l)    Bugs. None of the currently commercially available or used Company Software: (i) contains any bug, defect or error that materially and adversely affects the use, functionality or performance of such Company Software or any product or system containing or used in conjunction with such Company Software; or (ii) fails to materially comply with any applicable warranty or other contractual commitment of the Company relating to the use, functionality or performance of such Company Software or any product or system containing or used in conjunction with such Company Software. The Company has Made Available a true, correct and complete list of all known priority 1, priority 2 and major bugs, defects and errors in each currently commercially available or used version and component of the Company Software.
(m)    No Harmful Code. None of the Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, any of the following functions: (i) disrupting, disabling, harming or otherwise materially impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent (collectively, “Harmful Code”).
(n)    Security Measures. The Company has taken reasonable steps and implemented reasonable procedures designed to ensure that the information technology systems used in connection with the operation of the Company are free from any Harmful Code. The Company has reasonable disaster recovery and security plans, procedures and facilities for the business of the Company, and has taken reasonable steps to safeguard the information technology systems utilized in the operation of the business of the Company as such is currently conducted. To the Knowledge of the Company, there have been no material unauthorized intrusions or breaches of the security of such information technology systems.
(o)    No Spyware or Malware. None of the Company Software is designed to collect Personal Data stored on the computer system or device without the knowledge and consent of the owner or authorized user of a computer system or device. None of the Company Software performs or is designed to perform the following functions, without the knowledge and consent of the owner or authorized user of a computer system or device: (i) interfere with the owner’s or an authorized user’s control of the computer system or device; (ii) change or interfere with settings, preferences or commands already installed or stored on the computer system or device; (iii) change or interfere with data that is stored, accessed or accessible on any computer system or device in a manner that obstructs, interrupts or interferes with lawful access to or use of that data by the owner or an authorized user of the computer system or device; (iv) cause the computer system or device to communicate with another computer system or device; or (v) install a computer program that may be activated by a Person other than the owner or an authorized user of the computer system or device.
(p)    Use of Open Source Code.
(i)    Section 2.13(p)(i) of the Disclosure Schedule accurately identifies and describes: (A) each item of Company Software that is subject (in whole or in part) to the GNU General Public License, the Affero General Public License, the GNU Lesser General Public License, the Eclipse Public License, the Common Public License, the Mozilla Public License, the MIT License, the BSD

License, the Apache License, the Eclipse Public License, any other license identified as an open source license by the Open Source Initiative (www.opensource.org), or any other license requiring disclosure, licensing or distribution of source code as a condition of distribution or use (collectively, “Open Source Software”); (B) the applicable license governing the use of such Open Source Software (an “Open Source License”); (C) the manner in which such Open Source Software was incorporated into, linked with, or distributed with any Company Product; and (D) whether (and, if so, how) the Open Source Software was modified and/or distributed by the Company.
(ii)    The Company has not used, modified, or distributed any Open Source Software in a manner that: (A) could or does require (or could or does condition the use or distribution of such Software on) the disclosure, licensing or distribution of any source code for any Company IP or any portion of any Company Product other than such Open Source Software; (B) could or does require the licensing or disclosure of any Company IP, or any portion of any Company Product other than such Open Source Software, for the purpose of making derivative works; (C) could or does otherwise impose any limitation, restriction or condition on the right or ability of the Company to use or distribute any Company IP, including restrictions on the consideration to be charged for the distribution of any Company Product; (D) creates obligations for the Company with respect to Company IP or grants to any third party any rights or immunities under Company IP; (E) requires the Company to indemnify or defend claims of any sort asserted against third parties relating to the Open Source Software; or (F) imposes any other limitation, restriction or condition on the right of the Company to use or distribute any Company Product, other than requirements of attribution, copyright notices or warranty disclaimers. The Company has complied with all of the applicable terms and conditions of each applicable Open Source License, including all applicable requirements pertaining to attribution and copyright notices. The Company has not made any Company Product that is Software available as Open Source Software.
(q)    No License of Source Code. No source code for any Company IP has been licensed to any escrow agent or other Person, including under any Open Source License. No source code for any Company IP has been delivered or made available to any escrow agent or other Person, other than to any individual who is or was, at the time, an employee or consultant of the Company involved in the development of Company IP, pursuant to an Employee Proprietary Information Agreement or Consultant Proprietary Information Agreement. The Company has no duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the (i) delivery or disclosure of any source code for any Company Software to any other Person (other than to any individual who is or was, at the time, an employee or consultant of the Company involved in the development of Company IP, pursuant to an Employee Proprietary Information Agreement or Consultant Proprietary Information Agreement) or (ii) license of any source code for any Company Software to any other Person.
2.14    Privacy Matters.
(a)    Personal Data. Privacy Policies. Section 2.14(a)(i) of the Disclosure Schedule identifies each distinct electronic or other database containing (in whole or in part) Personal Data or Company Product Data maintained by or for the Company at any time, the types of Personal Data or Company Product Data, to the Knowledge of the Company, in each such database, and the means by which such Personal Data and Company Product Data were collected. Section 2.14(a)(ii) of the Disclosure Schedule identifies each publicly-available privacy policy that is a Company Privacy Policy in effect at any time since the inception of the Company and identifies the period of time during which such Company Privacy Policy was or has been in effect. Copies of all Company Privacy Policies have been Made Available.

(b)    Privacy Compliance. The Company, the Company Products and all third parties who have performed services for the Company and have had access to Personal Data or Company Product Data in connection with the performance of such services comply, and have at all times complied, with all applicable Company Privacy Policies and all applicable Privacy Legal Requirements. The execution, delivery and performance of this Agreement, the consummation of the Transactions by the Company, and the continued direct or indirect possession or control, as applicable, by the Company of all Company Product Data and Personal Data, in the Company’s direct or indirect possession or control, will not result in a breach or violation of any Privacy Legal Requirement (provided, however, that this representation is made solely to the Knowledge of the Company with respect to any Personal Data uploaded to the Company Products by Parent). The Company has full rights, without obtaining any new consent, continue to directly or indirectly possess or control, as applicable, all Company Product Data and Personal Data, to the Knowledge of the Company, in the Company’s direct or indirect possession or control without materially violating any Company Privacy Policy or Privacy Legal Requirement (provided, however, that this representation is made solely to the Knowledge of the Company with respect to any Personal Data uploaded to the Company Products by Parent). There is not and has not been any written complaint to, or any audit, proceeding, investigation (formal or informal) or claim against, the Company or any of its customers (in the case of customers, to the extent relating to the Company Products or the practices of the Company) by any private party (other than with respect to investigations), data protection authority, the Federal Trade Commission, any state attorney general or similar state official or any other Governmental Entity with respect to the collection, use, storage, hosting, disclosure, transmission, transfer, disposal, retention, interception, or other processing of, or security of, any Personal Data or Company Product Data.
(c)    Data Protection Practices. With respect to the Company Products (including their underlying systems, networks and technology) and all Personal Data and Company Product Data collected, stored, used, or maintained by or for the Company, the Company has taken all steps reasonably necessary (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the Company Products and such Personal Data and Company Product Data are protected against unauthorized access, use, modification, disclosure or other misuse, and no unauthorized access to or unauthorized use, modification, disclosure, or other misuse of such Company Products, Personal Data or Company Product Data has occurred. The Company maintains a written information security program covering the Company, the Company Products, and their respective networks and systems that includes appropriate controls that have been regularly tested and reviewed.
2.15    Material Contracts.
(a)    Section 2.15(a) of the Disclosure Schedule identifies, in each subpart that corresponds to the subsection listed below, any Contract in effect as of the date of this Agreement, (x) to which the Company is a party, or (y)  under which the Company has any right or interest (the Contracts described below, whether or not set forth in Section 2.15(a) of the Disclosure Schedule, being referred to herein as the “Material Contracts”):
(i)    that is with (A) a Top Customer or (B) with a Top Supplier;
(ii)    pursuant to which the Company has been appointed a partner, reseller or distributor;
(iii)    pursuant to which the Company has appointed another party as a partner, reseller, or distributor;

(iv)        pursuant to which the Company is bound to or has committed to provide any Company Product to any third party on a most favored pricing basis or similar term, is otherwise bound by any “most favored nations” terms and conditions or grants any right of first refusal, right of first offer, right or first negation or other similar right;
(v)        pursuant to which the Company is bound to, or has committed to provide or license, any Company Product, Intellectual Property, Intellectual Property Rights or other rights to any third party on an exclusive basis or to acquire or license any product, service, Intellectual Property, Intellectual Property Rights or other rights on an exclusive basis from a third party;
(vi)        imposing any material restriction on the right or ability of the Company (or that would purport to limit the freedom of Parent or any of its Affiliates): (A) to engage in any business practices that are currently conducted by the Company, (B) to compete with any other Person or to engage in any line of business, market or geographic area, or to sell, license, manufacture or otherwise distribute any of its technology or products, or from providing services, to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market; (C) to solicit the employment of, or hire, any potential employees, consultants or independent contractors; (D) to acquire any product, property or other asset (tangible or intangible), or any services, from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person; or (E) to develop or distribute any technology, other than pursuant to any industry-standard inbound license restriction included in any In-License, Open Source License or license for Shrink-Wrap Code;
(vii)    set forth or required to be set forth in Sections 2.13(c)(i) or 2.13(c)(ii) of the Disclosure Schedule;
(viii)    that is a collectively bargained agreement or similar Contract, including any Contract with any union, works council, personnel delegates or similar labor entity, or specifically authorized employees;
(ix)        (A) any employment, contractor or consulting agreement, contract with any current Employee; (B) any agreement, contract or commitment to grant any severance or termination pay (in cash or otherwise) to any current Employee; or (C) any agreement, contract or commitment that guarantees any current Employee compensation beyond Employee’s base compensation;
(x)        that is with insurance companies covering healthcare, disability and pension plans in force in the Company or under which the Company has any liability, together with any existing documents supporting these plans within the Company, including internal information notices;
(xi)        that is a Lease Agreement;
(xii)    relating to capital expenditures and involving future payments in excess of $25,000 individually or $100,000 in the aggregate;
(xiii)    relating to the settlement of any Action;
(xiv)    relating to the ownership of, or investment in, any business or enterprise of another Person (including investments in joint ventures and minority equity investments);

(xv)    relating to any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts or instruments relating to Indebtedness or extension of credit or the creation of any Lien with respect to any asset of the Company;
(xvi)    involving or incorporating any guaranty, pledge, performance or completion bond, indemnity or surety arrangement, other than any industry-standard indemnification provision included in any license for Shrink-Wrap Code;
(xvii)    creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities, including any Contract involving the payment of royalties or other amounts calculated based upon the revenue or income of the Company;
(xviii)    relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Interested Party;
(xix)    relating to the research, development (other than any Employee Proprietary Information Agreement or Consultant Proprietary Information Agreement), distribution, supply, manufacturing, marketing, promotion or co-promotion of any Company Product.
(xx)    that is a business associate agreement as defined by HIPAA;
(xxi)    constituting or relating to any (A) prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Entity or any prime contractor or higher-tier subcontractor, or under which any Governmental Entity or any such prime contractor or subcontractor otherwise has or may acquire any right or interest, or (B) quotation, bid or proposal submitted to any Governmental Entity or any proposed prime contractor or higher-tier subcontractor of any Governmental Entity;
(xxii)    that has a term of more than sixty (60) days and that may not be terminated by the Company (without penalty or any post-termination support, maintenance, engineering or similar obligations) within sixty (60) days after the delivery of a termination notice by the Company; and
(xxiii)    that contemplates or involves: (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate; or (B) the performance of services having a value in excess of $100,000 in the aggregate.
(b)    The Company has Made Available true, correct and complete copies of all written Material Contracts, including all amendments thereto. Section 2.15(b) of the Disclosure Schedule provides an accurate description of the terms of each Material Contract that is not in written form as of the date of this Agreement. Each Material Contract is valid and in full force and effect and is enforceable against the Company and by the Company in accordance with its terms, subject to the Enforceability Limitations. The Company has not, in any material respect, violated or breached, or committed any default under, any Material Contract, and, to the Knowledge of the Company, no other Person has, in any material respect, violated or breached, or committed any default under, any such Material Contract. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to: (i) result in a violation or breach of any of the provisions of any Material Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Material Contract; or (iv) give any Person the right to cancel, terminate or modify any Material Contract. The Company has not received any notice regarding any actual or possible violation or breach of, or default under, any Material Contract. No Person has threatened to terminate or refuse to perform its obligations under any Material Contract (regardless of whether such Person has the right to do so under such Contract).
2.16    Employee Benefit Plans.
(a)    Schedule. Section 2.16(a)(i) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement, including any specific Employee Agreement providing ex-gratia severance or post-termination payments and/or benefits and any specific Employee Agreement providing any specific obligations in case of change of control of the Company. No Person, other than an employee who is not listed on Section 2.16(a)(ii) of the Disclosure Schedule, is or was a member or former member of any Company Employee Plan. Neither the Company nor any ERISA Affiliate has made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement. Section 2.16(a)(iii) of the Disclosure Schedule sets forth a table including the name, hiring date, title, supervisor, annual salary or base wages, commissions, bonus (target, maximum and any amounts paid for the current year), classification pursuant to the applicable industry-wide collective bargaining agreement (if any), organization of working time, overtime hours and accrued but unpaid vacation or paid time off (PTO) balances of each current employee of the Company as of the date of this Agreement, including with respect to any Employees on a leave of absence, the date the leave commenced, the reason for the leave and the expected date of return to work of such Employee. To the Knowledge of the Company, no employee listed on Section 2.16(a)(iii) of the Disclosure Schedule intends to terminate his or her employment for any reason, other than in accordance with any employment arrangements as may be provided for in this Agreement. Section 2.16(a)(iv) of the Disclosure Schedule contains an accurate and complete list of all Persons that have a consulting or independent contractor relationship with the Company.
(b)    Documents. The Company has Made Available (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and all related trust documents and all related management and/or monitoring and/or information documents and/or records required by Legal Requirements, (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all written agreements and contracts currently in force relating to each Company Employee Plan, including administrative service agreements and group or other insurance contracts, (vi) all communications within the past three (3) years to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in compensation benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company, (vii) all correspondence and/or notifications within the past three (3) years to or from any governmental agency or administrative service relating to any Company Employee Plan, (viii) all current model COBRA forms and related notices, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all discrimination tests for each Company Employee Plan for the three (3) most recent plan years, and (xi) the most recent IRS determination, opinion, notification or advisory letters issued with respect to each Company Employee Plan that is a tax-qualified retirement plan. There is no fact, condition, or circumstance since the date the documents were provided in accordance with this paragraph (b), which would materially affect the information contained therein and, in particular, and without limiting the generality of the foregoing, no promises or commitments have been made to amend any Company Employee Plan or Employee Agreement or to provide increased or improved benefits thereunder or accelerate vesting or funding thereunder. No verbal promises or representations have been made to any Employees to increase their compensation or to continue their employment for any specific duration.
(c)    Bonus Plan Compliance. The Company is in compliance with all of its bonus, commission and other compensation plans and has paid any and all amounts required to be paid under such plans, including any and all bonuses and commissions (or pro rata portion thereof) that may have accrued or been earned through the calendar quarter preceding the Closing Date, and is not liable for any payments, taxes or penalties for failure to comply with any of the terms or conditions of such plans or the laws governing such plans.
(d)    No Pension Plan. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or has any liability with respect to any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.
(e)    No Self-Insured Plan. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to or has any liability with respect to any self-insured health and welfare plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).
(f)    Multiemployer and Multiple-Employer Plan, Funded Welfare Plans and MEWAs. At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code, a “funded welfare plan” within the meaning of Section 419 of the Code, or a Multiple Employer Welfare Arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA).
(g)    Employer Shared Responsibility. The Company is not an “applicable large employer” (as defined in Section 4980H of the Code).
(h)    No International Employee Plans. Neither the Company or ERISA Affiliate currently has, nor has it ever had, the obligation to maintain, establish, sponsor, participate in or contribute to any International Employee Plan.
(i)    No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, post-termination or retiree or post-employment life insurance, health or other employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable Legal Requirements, and the Company has not ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with life insurance, health or other employee welfare benefits, except to the extent required by statute or other applicable Legal Requirements. Section 2.16(i) of the Disclosure Schedule accurately: (i) identifies each former Employee who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any compensation or benefits (whether from the Company or otherwise) relating to such former Employee’s service with the Company; and (ii) briefly describes such benefits.
(j)    Effect of Merger. Neither the execution and delivery of this Agreement nor the consummation of the Merger or the other Transactions (alone or in connection with additional or subsequent events) or any termination of employment or service in connection therewith will (i) result in any payment or benefit (including severance, golden parachute, bonus or otherwise) becoming due to any Employee, (ii) result in any forgiveness of Indebtedness, (iii) increase any payments or benefits otherwise payable or to be provided by the Company or (iv) result in the acceleration of the time of payment or vesting of any such payments or benefits except as required under Section 411(d)(3) of the Code.
2.17    Employment Matters.
(a)    Compliance with Employment Laws. The Company is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, social security contributions withholding, prohibited discrimination, working time, employee representation, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation and hours of work, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or social security contributions or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no material actions, suits, claims or administrative matters pending, threatened or reasonably anticipated against the Company or any of its Employees relating to any Employee, Employee Agreement or Company Employee Plan. There are no pending or threatened or reasonably anticipated claims or actions against the Company or any Company trustee under any worker’s compensation policy or long-term disability policy. The Company is not party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or Governmental Entity with respect to employment practices. The services provided by each of the Company’s and its ERISA Affiliates’ Employees are terminable at the will of the Company and its ERISA Affiliates and any such termination would result in no liability to the Company or any ERISA Affiliate (other than ordinary administration expenses or with respect to benefits, other than bonuses, commissions or amounts under other compensation plans, that were previously earned, vested or accrued under Company Employee Plans prior to the Effective Time). Section 2.17(a) of the Disclosure Schedule lists all liabilities of the Company to any Employee, that would result from the termination by the Company or Parent of such Employee’s employment or provision of services, other than those disclosed in Section 2.16(d). Neither the Company nor any ERISA Affiliate has direct or indirect liability with respect to any misclassification of any person as an independent contractor, intern and/or temporary worker rather than as an employee, with respect to any employee leased from another employer or with respect to any employee currently or formerly classified as exempt from overtime wages.
(b)    Labor. No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage or labor strike against the Company is pending, or to the Knowledge of the Company, threatened, or reasonably anticipated. The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees. There are no Actions, labor disputes or grievances pending or threatened or reasonably anticipated relating to any labor matters involving any Employee, including charges of unfair labor practices. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act or similar Legal Requirement. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement, works council, union or similar contract with respect to Employees and no such agreement is being negotiated by the Company.
(c)    No Interference or Conflict. To the Knowledge of the Company, no stockholder, director, officer, Employee or consultant of the Company is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s efforts to carry out his/her functions to promote the interests of the Company or that would interfere with the Company’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted by the Company nor any activity of such officers, directors, Employees or consultants in connection with the carrying on of the Company’s business as presently conducted by the Company will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, Employees, or consultants is bound.
2.18    Governmental Authorizations.  Each notification, consent, license, permit, grant or other authorization, including those from Governmental Entities, (a) pursuant to which the Company currently operates or holds any interest in any of its properties, or (b) which is required for the operation of the Company’s business as currently conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company, as the case may be, except as is not material in any case or in the aggregate. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its businesses or hold any interest in its properties or assets, in each case in all material respects, and none of the Company Authorizations is subject to any term, provision, condition or limitation which may adversely change or terminate such Company Authorizations by virtue of the completion of the Merger. The Company has been and is in compliance with the terms and conditions of the Company Authorizations.
2.19    Litigation.  There is no Action of any nature pending, or to the Knowledge of the Company, threatened, against the Company, its properties or assets (tangible or intangible) or any of its officers or directors (in their capacities as such). To the Knowledge of the Company, no Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently conducted or previously conducted. There is no Action of any nature pending or, to the Knowledge of the Company, overtly threatened, against any Person who has a contractual right or a right pursuant to applicable Legal Requirements to indemnification from the Company related to facts and circumstances existing prior to the Effective Time.
2.20    Insurance.  Section 2.20 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company or any ERISA Affiliate, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company or any ERISA Affiliate pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company or any ERISA Affiliate has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) would reasonably be expected to exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid, (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company and its ERISA Affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies and bonds (or other policies and bonds providing substantially similar coverage) are in full force and effect. The Company does not have any Knowledge of threatened termination of, or premium increase with respect to, any of such policies. Neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.
2.21    Compliance with Legal Requirements.
(a)    General. Except as is not material in any case or in the aggregate, the Company has complied with all Legal Requirements and is not in violation of any Legal Requirement. The Company has not received any notices of suspected, potential or actual violation with respect to, any Legal Requirement.
(b)    Export Control Laws. The Company has at all times conducted its export and re-export transactions in accordance with (x) all applicable U.S. export and re-export control Legal Requirements, including the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control, and the International Traffic in Arms Regulations maintained by the Department of State and (y) all other applicable import/export controls in other countries in which the Company conducts business. Without limiting the foregoing, (i) the Company has obtained all material export and import licenses, license exceptions and other consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (A) the export, import and re-export of products, services, software and technologies and (B) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”); (ii) the Company is in compliance in all material respects with the terms of all applicable Export Approvals; (iii) there are no pending or, to the Company’s Knowledge, overtly threatened claims against the Company with respect to such Export Approvals or export or re-export transactions; (iv) no Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required, or if required, such Export Approvals can be obtained expeditiously without material cost; and (v) Section 2.21(b) of the Disclosure Schedule sets forth the true, correct and complete export control classifications applicable to the Company’s products, services, software and technologies.
(c)    Anticorruption Laws. Neither the Company nor any director, officer, employee, distributor, reseller, consultant, agent or other third party acting on behalf of the Company, has provided, attempted to provide, or authorized the provision of anything of value (including but not limited to payments, meals, entertainment, travel expenses or accommodations, or gifts), directly or indirectly, to any person, including a “foreign official”, as defined by the Foreign Corrupt Practices Act (“FCPA”), which includes employees or officials working for state-owned or controlled entities, a foreign political party or candidate, any individual employed by or working on behalf of a public international organization, or any other person, for the purpose of (i) obtaining or retaining business; (ii) influencing any act or decision of a foreign government official in their official capacity; (iii) inducing a foreign government official to do or omit to do any act in violation of their lawful duties; (iv) directing business to another; or (v) securing any advantage in violation of the FCPA or United Kingdom Bribery Act of 2010 (“UKBA”) or any applicable local, domestic, or international anticorruption laws. Neither the Company, nor any director, officer, employee or agents has used any corporate funds to maintain any off-the-books funds or engage in any off-the-books transactions nor has any of the before stated parties falsified any Company documents. The Company has not made any provisions to any person (including foreign government officials) that would constitute an improper rebate, commercial bribe, influence payment, extortion, kickback, or other improper payment in violation of the FCPA, UKBA, or any other applicable anticorruption law. The Company maintain sufficient internal controls and compliance programs to detect and prevent violations of anticorruption laws (including the FCPA and UKBA), ensure its Books and Records are accurately maintained, and track any payments made to third parties and foreign government officials. The Company has not conducted any internal or government-initiated investigation, or made a voluntary, directed, or involuntary disclosure to any governmental body or similar agency with respect to any alleged act or omission arising under or relating to any noncompliance with any anticorruption law, including the FCPA and UKBA. Upon request, the Company agrees to provide Parent with anticorruption law certifications and agree to permit access to its Books and Records.
(d)    Environmental Laws. The Company has not released any amount of any Hazardous Material. No Hazardous Materials are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased. The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any Legal Requirement, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to herein as “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activity.
(e)    Healthcare Laws. To its Knowledge, the Company is in compliance in all material respects with all healthcare laws applicable to the operation of its business as currently conducted, including (i) any and all federal, state and local fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.) and the regulations promulgated pursuant to such statutes, and (ii) requirements of law relating to the billing or submission of claims, collection of accounts receivable, underwriting the cost of, or provision of management or administrative services in connection with the Company Products, in each case to the extent applicable to the Company.
2.22    FDA Compliance.
(a)    As to each product subject to the FDCA and the regulations of the FDA promulgated thereunder or any comparable foreign laws, rules and regulations (such laws and regulations, “Medical Regulations”) that has been developed, manufactured, tested, distributed and/or marketed by or on behalf of the Company or any of its Subsidiaries (each such product, a “Medical Device”), each such Medical Device has been developed, manufactured, tested, distributed and marketed in compliance in all material respects with all applicable requirements under the Medical Regulations, including those relating to registration and listing, good manufacturing practice requirements, quality systems regulations, labeling, advertising, record keeping and filing of required reports and security. Each Medical Device in commercial distribution is a Class I device under 21 U.S.C.360c(a)(1)(A), and applicable rules and regulations thereunder.
(b)    The Company has not received any notice or written communication with respect to the Company’s business from any Governmental Entity regarding, and, there are no facts or circumstances that are likely to give rise to, (i) any material violation of applicable Legal Requirements or material adverse change in any Permit, or any failure to materially comply with any applicable Legal Requirement or any term or requirement of any Permits or (ii) any revocation, withdrawal, suspension, cancellation, limitation, termination or modification of any Permits. No Permit will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the transactions contemplated by this Agreement.
(c)    There is no actual or, to the knowledge of the Company, threatened material action or investigation in respect of the Company’s business by the FDA or any other Governmental Entity which has jurisdiction over the operations, properties, products or processes of the Company, or, to the knowledge of the Company, by any third parties acting on their behalf. The Company has no knowledge that any Governmental Entity is considering such action or of any facts or circumstances that are likely to give rise to any such action or investigation.
(d)    During the three (3) year period ending on the Closing Date, the Company has not had any product or manufacturing site subject to a Governmental Entity (including FDA) shutdown or import or export prohibition, nor received any FDA Form 483 or other Governmental Entity notice of inspectional observations, “warning letters,” “untitled letters” or, to the knowledge of the Company, requests or requirements to make changes to the operations of the Company’s business or the Company Products that if not complied with would reasonably be expected to materially affect the operations of the Company’s business, or similar correspondence or written notice from the FDA or other Governmental Entity in respect of the Company’s business and alleging or asserting noncompliance with any applicable Legal Requirements, Permits or such requests or requirements of a Governmental Entity, and, to the knowledge of the Company, neither the FDA nor any Governmental Entity is considering such action. No medical device or other safety report with respect to the Company or the Company Products has been reported by the Company, and to the knowledge of the Company, no medical device or other safety report is under investigation by any Governmental Entity with respect to the Company Products or Company’s business.
(e)    The manufacture of Company Products by, or on behalf of, the Company is being conducted in compliance in all material respects with all applicable Legal Requirements including the FDA’s Quality System Regulation at 21 C.F.R. Part 820 for products sold in the United States. The Company, and, to the knowledge of the Company, any third party assembler, sterilizer or manufacturer of Company Products, is in material compliance with all applicable Legal Requirements and certifications currently held by the Company governing quality systems and manufacturing processes and registration and listing requirements governing those third parties’ activities, including those set forth in 21 C.F.R. Part 807 and 21 C.F.R. Part 820.
2.23    Interested Party Transactions. No officer, director or, to the Knowledge of the Company, any other stockholder of the Company (nor any immediate family member of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest) (each, an “Interested Party”), has, directly or indirectly, (i) any interest in any Person which furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property Rights that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any Person that purchases from or sells or furnishes to the Company, any goods or services, or (iii) any interest in, or is a party to, any Contract to which the Company is a party (other than in such Interested Party’s capacity as an officer, director, employee, consultant or securityholder of the Company); provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any Person” for purposes of this Section 2.23.
2.24    Books and Records.  The minute books of the Company have been Made Available, are complete in all material respects and up-to-date, and have been maintained in accordance with reasonably sound and prudent business practice. The minutes of the Company contain true, correct and complete, in all material respects, records of all actions taken, by the respective stockholders and the Board of Directors of the Company (and any committees thereof) since the time of incorporation of the Company, as the case may be. The Company has Made Available its business records, financial books and records, personnel records, ledgers, sales accounting records, tax records and related work papers and other books and records (collectively, the “Books and Records”). At the Closing, the minute books and other Books and Records will be in the possession of the Company.

2.25    Third Party Expenses.  The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby, nor will Parent, the Surviving Corporation or the Surviving Corporation incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Company. Section 2.25 of the Disclosure Schedule sets forth the principal terms and conditions of any agreement, written or oral, with respect to such fees.
2.26    Top Customers and Top Suppliers.
(a)    Section 2.26(a) of the Disclosure Schedule contains a true and correct list of the top five (5) currently active distributors, licensees or other customers of Company Products by revenues generated in connection with such customers for the calendar year ending December 31, 2014 and the six months ended June 30, 2015 (each such customer, a “Top Customer”). The Company has not received written notice that any Top Customer (i) intends to cancel, or otherwise materially and adversely modify its relationship with the Company (whether related to payment, price or otherwise) on account of the transactions contemplated by this Agreement or otherwise, or (ii) has filed for bankruptcy or is subject to insolvency administration or is otherwise unable to purchase goods or services from the Company materially consistent with past custom and practice.
(b)    Section 2.26(b) of the Disclosure Schedule contains a true and correct list of the top five (5) currently active suppliers of the Company, whether of products, services, Intellectual Property Rights or otherwise, by dollar volume of sales and purchases, respectively, for the calendar year ending December 31, 2014 and the six months ended June 30, 2015 (each such supplier, a “Top Supplier”). The Company has not received written notice that any Top Supplier (i) intends to cancel, or otherwise materially and adversely modify its relationship with the Company (whether related to payment, price or otherwise) on account of the transactions contemplated by this Agreement or otherwise, or (ii) has filed for bankruptcy or is subject to insolvency administration or is otherwise unable to supply goods or services to the Company materially consistent with past custom and practice.
2.27    Representations Complete. As of the date of this Agreement, none of the representations or warranties made by the Company (as modified by the Disclosure Schedule) in this Agreement contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein, in the light of the circumstances under which made, not misleading.
2.28    Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE II, NEITHER THE COMPANY NOR ANY INDEMNIFYING PARTY MAKES AND HAS NOT MADE ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, RELATING TO THE COMPANY OR THE COMPANY’S BUSINESSES, INCLUDING ANY REPRESENTATIONS OR WARRANTIES AS TO THE FUTURE REVENUES OR PROFITABILITY OF THE COMPANY’S BUSINESS OR AS TO THE MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE OF ANY OF THE ASSETS OF THE COMPANY OR REPRESENTATIONS OR WARRANTIES ARISING BY STATUTE OR OTHERWISE IN LAW FROM A COURSE OF DEALING OR USAGE OF TRADE. ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED BY THE COMPANY AND THE INDEMNIFYING PARTIES.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB
Each of Parent and Merger Sub hereby represents and warrants to the Company as follows:
3.1    Organization and Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of Minnesota. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Parent owns beneficially and of record all outstanding capital stock of Merger Sub, free and clear of any Liens, and no other Person holds any capital stock of Merger Sub nor has any rights to acquire any interest in Merger Sub.
3.2    Authority and Enforceability.  Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the Merger and the other Transactions. The execution and delivery by each of Parent and Merger Sub of this Agreement and any Related Agreements to which it is a party and the consummation of the Merger and the other Transactions have been duly authorized by all necessary corporate and other action on the part of Parent and Merger Sub. This Agreement and any Related Agreements to which Parent and/or Merger Sub is a party have been duly executed and delivered by Parent and Merger Sub and constitute the valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their terms, subject to the Enforceability Limitations.
3.3    Governmental Approvals and Consents.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Merger Sub is a party or the consummation of the Merger and the other Transactions, except for (a) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and state “blue sky” laws, (b) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware, and (c) such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not materially impair Parent’s ability to consummate the Merger.
3.4    Cash Resources. Parent has sufficient cash resources available to pay the Total Consideration pursuant to this Agreement.

ARTICLE IV
CONDUCT OF COMPANY BUSINESS
DURING PENDENCY OF TRANSACTION
4.1    Affirmative Obligations of the Company.  During the period from the date of this Agreement and continuing until the earlier of the valid termination of this Agreement pursuant to Section 8.1 or the Effective Time, except as required or permitted by this Agreement or to the extent that Parent shall otherwise consent in writing (which consent will not be unreasonably conditioned, withheld or delayed), the Company shall conduct its business in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted, pay all Taxes of the Company when due (subject to any applicable review and consent rights that Parent may have under Section 4.2(p)), pay or perform all other obligations of the Company when due, pay all accounts payable timely and without delay, and, to the extent consistent with such business, use its commercially reasonable efforts to preserve intact the present business organizations of the Company, keep available the services of the present officers and

Employees of the Company, preserve the assets (including intangible assets) and properties of the Company and preserve the relationships of the Company with customers, suppliers, distributors, licensors, licensees and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company at the Effective Time.
4.2    Forbearance of the Company.  In furtherance and not in limitation of Section 4.1, during the period from the date of this Agreement and continuing until the earlier of the valid termination of this Agreement pursuant to Section 8.1 or the Effective Time, except as permitted or expressly contemplated by this Agreement, except as expressly set forth in Section 4.2 of the Disclosure Schedule or to the extent that Parent shall otherwise consent in writing (which consent will not be unreasonably conditioned, withheld or delayed), the Company shall not:
(a)    cause or permit any modifications, amendments or changes to the Charter Documents;
(b)    declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or directly or indirectly repurchase, redeem or otherwise acquire any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable for Company Common Stock), except at their original purchase price from employees or consultants to the Company in connection with the termination of services to the Company;
(c)    issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Capital Stock or equity-based awards (whether payable in cash, stock or otherwise) or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities, except for the issuance of Company Capital Stock pursuant to the exercise of Company Options outstanding as of the date of this Agreement in accordance with their terms as in effect on the date of this Agreement;
(d)    form, or enter into any commitment to form, a subsidiary, or acquire, or enter into any commitment to acquire, an interest in any corporation, association, joint venture, partnership or other business entity or division thereof;
(e)    make or agree to make any capital expenditure or commitment exceeding $10,000 individually or $50,000 in the aggregate;
(f)    acquire or agree to acquire or dispose or agree to dispose of any assets of the Company or any business enterprise or division thereof outside the ordinary course of the business of the Company, and consistent with past practice;
(g)    modify or remove any Company Privacy Policy, or publish or make available any new Company Privacy Policy;
(h)    enter into any agreement, contract or commitment for the (i) sale, lease, license or transfer of any Company IP or any agreement, contract or commitment or modification or amendment to any agreement with respect to Company IP with any Person, or (ii) purchase or license of any

Intellectual Property or Intellectual Property Rights or execution, modification or amendment of any agreement with respect to the Intellectual Property or Intellectual Property Rights of any Person;
(i)    propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;
(j)    incur any Indebtedness (other than the obligation to reimburse employees for travel and business expenses or indebtedness incurred in connection with the purchase of goods and services, each in the ordinary course of the Company’s business consistent with past practices), issue or sell any debt securities, create a Lien over any asset of the Company or amend the terms of any outstanding loan agreement;
(k)    assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person;
(l)    make any loan to any Person (except for accounts receivable incurred in the outside the ordinary course of the business of the Company and advances to employees for reasonable business travel and expenses in the ordinary course of business consistent with past practice);
(m)    commence or settle any Action or threat of any Action by or against the Company or relating to any of its businesses, properties or assets;
(n)    pay, discharge, release, waive or satisfy any claims, rights or liabilities, other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected on the Current Balance Sheet or incurred in the ordinary course of business after the Balance Sheet Date;
(o)    adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates or any change to practices that would impact the methodology for recognizing revenue) other than as required by GAAP;
(p)    make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any agreement in respect of Taxes, settle any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, make or request any Tax ruling, enter into any Tax sharing or similar agreement or arrangement, enter into any transactions, other than in the ordinary course of business, giving rise to deferred gain or loss, amend any Tax Return unless a copy of such Tax Return has been submitted to Parent for review a reasonable period of time prior to filing;
(q)    other than with respect to the Transaction Bonuses, any other Third Party Expense or any Non-Continuing Employees Severance Amounts in accordance with this Agreement, adopt, amend or terminate, or start a termination process of, any Company Employee Plan or any Employee Agreement, including any indemnification agreement, enter into or amend any Employee Agreement or otherwise hire or engage any Person as an Employee;
(r)    other than with respect to the Transaction Bonuses, any other Third Party Expense or any Non-Continuing Employees Severance Amounts in accordance with this Agreement, increase or make any other change that would result in increased cost to the Company to the salary, wage rate, incentive compensation opportunity, employment status, title or other compensation (including equity based compensation) payable or to become payable by the Company to any Employee;

(s)    other than with respect to the Transaction Bonuses, any other Third Party Expense or any Non-Continuing Employees Severance Amounts in accordance with this Agreement, make any declaration, payment, commitment or obligation of any kind for the payment (whether in cash, equity or otherwise) of a severance payment or other change in control payment, termination payment, bonus, special remuneration or other additional salary or compensation (including equity based compensation) to any Employee, except payments made pursuant to written agreements existing on the date of this Agreement and disclosed in Section 4.2(s) of the Disclosure Schedule;
(t)    hire employees at the executive level or higher or, other than in the ordinary course of business consistent with past practice, any other employees;
(u)    other than pursuant to Section 5.9(b), terminate any employees of the Company or otherwise cause any employees of the Company to resign, in each case other than (x) in the ordinary course of business consistent with past practice or (y) for cause or poor performance (documented in accordance with the Company’s past practices);
(v)    take any action to accelerate the vesting or payment of, or otherwise modify the terms of any of the outstanding Company Options or accelerate the vesting or payment of, any other compensation to any Employee;
(w)    cancel, amend (other than in connection with the addition of customers and suppliers to such insurance policies from time to time in the ordinary course of business consistent with past practices) or fail to renew (on substantially similar terms) any insurance policy of the Company;
(x)     (i) terminate, amend, waive, or modify in any material manner relative to such Contract or the Company’s businesses or operations, or violate, the terms of any Material Contract or (ii) enter into any Contract other than in the ordinary course of business consistent with past practice;
(y)    except as required by applicable Legal Requirements, convene any regular or special meeting (or any adjournment or postponement thereof) of the Stockholders other than the Company Shareholder Meeting;
(z)    accelerate the collection of any accounts receivable or delay the payment of any accounts payable, other than outside the ordinary course of business consistent with past practices; or
(aa)    take, commit, or agree in writing or otherwise to take, any of the actions described in the foregoing clauses of this Section 4.2, or any other action that would (i) prevent the Company from performing, or cause the Company not to perform, its covenants or agreements hereunder or (ii) cause or result in any of its representations and warranties set forth herein being untrue or incorrect.
ARTICLE V
ADDITIONAL AGREEMENTS
5.1    Non-Solicitation of Competing Acquisition Proposals.
(a)    Non-Solicitation of Competing Acquisition Proposals. Commencing on the date of this Agreement and continuing at all times until the earlier to occur of the Effective Time and the valid termination of this Agreement pursuant to the provisions of Section 8.1, the Company shall not, through any of its directors, officers or other employees, stockholders, Affiliates, representatives, or other agents including its financial, legal or accounting advisors (together, “Representatives”), directly or indirectly (i) solicit, initiate, seek, knowingly encourage, promote, formally approve or support any inquiry, proposal or offer from, (ii) furnish any non-public information regarding the Company (other than in connection with the sale of products and services in the ordinary course of business consistent with past practice or license of Intellectual Property in connection therewith) to, (iii) participate in any discussions or negotiations with, in each case any corporation, limited liability company, general or limited partnership, business trust, unincorporated association or other entity, person or group of any of the foregoing (other than Parent and its Representatives acting in their capacities as such) (each, a “Third Party”) regarding (A) any acquisition of all or any part of the Company (including by way of any merger or consolidation with or involving the Company) or any acquisition, issuance, grant, sale or transfer of any of the securities, business, properties or assets of the Company (other than the sale of products and services in the ordinary course of business consistent with past practice or license of Intellectual Property in connection therewith), (B) any joint venture or other strategic investment in or involving the Company (other than a commercial or strategic relationship in the ordinary course of business), including any new financing, investment round or recapitalization of the Company, (C) the employment of all or substantially all of the Employees or (D) any other similar transaction involving the Company that is not in the ordinary course of business (each, an “Alternative Transaction”); or (iv) enter into any Contract, whether binding or non-binding, with any Third Party providing for an Alternative Transaction (including a letter of intent or exclusivity agreement).
(b)    Notice of Competing Acquisition Proposals. In the event that the Company or any of its Representatives shall receive, prior to the Effective Time or the termination of this Agreement in accordance with Section 8.1, any inquiry offer, proposal or indication of interest regarding a potential Alternative Transaction, or any request for disclosure of information or access of the type referenced in clause (b)(ii) above, the Company or such Affiliate or Representative shall immediately notify Parent thereof, which notice shall include the identity of the party making any such inquiry, offer, proposal, indication of interest or request, and the specific terms of such inquiry, offer, proposal, indication or request, as the case may be (including a copy of any written material and electronic communications received from such third party), and such other information related thereto as Parent may reasonably request.
(c)    Actions of Representatives. The parties hereto understand and agree that any violation of the restrictions set forth above by any Representative of the Company shall be deemed to be a breach of this Agreement by the Company.
(d)    Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Article V were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Article V and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity.
5.2    Stockholder Approval.
(a)    Requisite Stockholder Approval. Immediately following the execution of this Agreement, the Company shall solicit written consent from all of its Stockholders in the form attached hereto as Exhibit C (the “Stockholder Written Consent”). The Company shall promptly deliver to Parent a copy of each executed Stockholder Written Consent upon receipt thereof from any Stockholder pursuant to such solicitation. It is anticipated that, promptly after the execution of this Agreement, the Company will receive Stockholder Written Consents from Stockholders pursuant to the preceding solicitation that are sufficient to fully and irrevocably deliver the Requisite Stockholder Approval.

Promptly upon obtaining the Requisite Stockholder Approval, the Company shall prepare and, as soon as reasonably practicable, send to all Company Stockholders on the record date for the Stockholder Written Consents who did not execute a Stockholder Written Consent the notices required pursuant to Delaware Law. Such materials submitted to the Company Stockholders in connection with such Stockholder Written Consents shall be subject to review and comment by Parent and shall include an information statement regarding the Company, the terms of this Agreement and the Merger and the unanimous recommendation of the Company’s Board of Directors that the Company Stockholders not exercise their dissenters’ or appraisal rights under Delaware Law or the CGCL in connection with the Merger (the “Information Statement”). Each party agrees that information supplied by such party for inclusion in the Information Statement will not, on the date the Information Statement is first sent or furnished to the Company Stockholders, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading. The parties shall update, amend and supplement the Information Statement from time to time as may be required by applicable Legal Requirements. The Board of Directors of the Company shall not alter, modify, change or revoke the Company Recommendation.
(b)    Joinder Agreements. Immediately following the execution of this Agreement, the Company shall use commercially reasonable efforts to cause Stockholders and Vested Company Optionholders (other than Parent) to execute and deliver to Parent Joinder Agreements, in the form attached hereto as Exhibit D.
(c)    280G Approvals. The Company shall submit to the Stockholders for approval (in a form and manner reasonably satisfactory to Parent), by such number of Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that the Company determines may separately or in the aggregate, constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code. Prior to the Closing, the Company shall deliver to Parent evidence satisfactory to Parent that a Stockholder vote was solicited in conformance with Section 280G and the regulations promulgated thereunder and that (i) the requisite Stockholder approval was obtained with respect to any payments and/or benefits that were subject to the Stockholder vote (the “280G Approval”), or (ii) that the 280G Approval was not obtained and as a consequence, that such “parachute payments” shall not be made or provided, pursuant to the 280G Waivers, which were executed by the affected individuals on the date of this Agreement.
5.3    Governmental Approvals.
(a)    Subject to the terms of Section 5.3(b), each of the Company and Parent shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity that may be reasonably required to consummate, or that Parent may reasonably request in connection with the consummation of, the Merger and other Transactions as promptly as possible after the execution of this Agreement. Each of the Company and Parent shall use its commercially reasonable best efforts to obtain all such authorizations, approvals and consents. To the extent permitted by applicable Legal Requirements, each of the Company and Parent shall promptly inform the other of any material communication between the Company or Parent (as applicable) and any Governmental Entity regarding the Merger and the other Transactions. If the Company or Parent or any Affiliate thereof shall receive any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the Merger or any other transaction contemplated by this Agreement, then the Company or Parent (as applicable) shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Each of the

Company and Parent shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the other.
(b)    Notwithstanding anything in this Section 5.3 or in Section 5.4, Parent shall not be required to agree to (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its Subsidiaries or Affiliates or of the Company, (ii) the imposition of any limitation on the ability of Parent, its Subsidiaries or Affiliates or the Company to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company, or (iii) the imposition of any impediment on Parent, its Subsidiaries or Affiliates or the Company under any Legal Requirement governing competition, monopolies or restrictive trade practices (any such action described in (i), (ii) or (iii), an “Action of Divestiture”). Nothing set forth in this Agreement shall require Parent to litigate with any Governmental Entity.
(c)    Parent shall, in consultation with the Company and subject to Section 5.3(b), determine strategy, lead all proceedings and coordinate all activities with respect to seeking any actions, consents, approvals or waivers of any Governmental Entity as contemplated hereby, and the Company will take such actions as reasonably requested by Parent in connection with obtaining such consents, approvals or waivers. Notwithstanding Parent’s rights to lead all proceedings as provided in the prior sentence, Parent shall not require the Company to, and the Company shall not be required to, take any action with respect to any applicable antitrust or anti-competition Legal Requirement which would bind the Company irrespective of whether the Merger occurs.
5.4    General Efforts to Close.  Subject to the terms and conditions provided in this Agreement, each of the parties hereto (other than the Stockholder Representative) shall use reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Legal Requirements to consummate and make effective the Merger and the other Transactions as promptly as practicable, including by using reasonable best efforts to take all action necessary to satisfy all of the conditions to the obligations of the other party or parties hereto to effect the Merger set forth in Article VI, to obtain all necessary waivers, consents, approvals, including an Action of Divestiture, and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in each case in order to consummate and make effective the Merger and the other Transactions for the purpose of securing to the parties hereto the benefits contemplated by this Agreement. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and the other Transactions.
5.5    Access to Information.  During the period from the date of this Agreement and continuing until the earlier of the valid termination of this Agreement pursuant to Section 8.1 or the Effective Time, the Company shall afford Parent and its Representatives reasonable access to (i) all of the properties, Books and Records and Contracts of the Company, including all Company IP, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request, and (iii) all Employees of the Company as identified by Parent. The Company agrees to provide to Parent and its accountants, counsel and other Representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.5 or otherwise shall affect or be deemed to modify, amend or supplement any representation or warranty set forth herein or in the Disclosure Schedule or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions of this Agreement, restrict, impair or otherwise affect any Indemnified Parties’ right to indemnification hereunder or otherwise prevent or cure any misrepresentations, breach of warranty or breach of covenant.
5.6    Notification of Certain Matters.  The Company shall give prompt notice to Parent of: (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would cause any representation or warranty of the Company set forth in this Agreement to be untrue or inaccurate at or prior to the Effective Time and that would cause any condition set forth in Article VI not to be met, and (b) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder that would cause any condition set forth in Article VI not to be met; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not (i) limit or otherwise affect any remedies available to the party receiving such notice, or (ii) constitute an acknowledgment or admission of a breach of this Agreement; and provided, further that the failure to deliver a notice pursuant to this Section 5.6 shall not be considered in determining whether the condition set forth in Section 6.2(a) or Section 6.2(b) has been satisfied.
5.7    Indemnification of Directors and Officers(a)    . If the Merger is consummated, then until the sixth (6th) anniversary of the Closing Date, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company to its present and former directors and officers (the “Company Indemnified Parties”) pursuant to indemnification agreements with the Company in effect on the Closing Date and pursuant to the Company’s organizational documents, in each case, in effect as of the date of this Agreement, with respect to claims arising out of acts or omissions occurring at or prior to the Effective Time which are asserted after the Effective Time. Any claims for indemnification made under this Section 5.7(a) on or prior to the sixth (6th) anniversary of the Effective Time shall survive such anniversary until the final resolution thereof.
(b)    Prior to Closing Date, the Company shall have purchased and fully paid, at its own expense, premium for directors and officers (D&O), which by its terms shall survive the Closing and shall provide runoff coverage for not less than six (6) years following the Closing Date, having limits, terms and conditions no less favorable in all material respects than the terms of the D&O liability insurance policies currently maintained by the Company (the “Tail Policy”). Such insurance shall be bound not later than the Closing Date. The Company shall complete reasonable applications and provide reasonable and customary representations and warranties to applicable insurance carriers for the purpose of obtaining such insurance.
(c)    This Section 5.7 shall survive the consummation of the Merger, is intended to benefit each Company Indemnified Party, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the Company Indemnified Parties, who are express third party beneficiaries of this Section 5.7; provided, however, that recourse shall first be against the Tail Policy until it is exhausted before recovery against Parent or the Surviving Corporation shall take place.
(d)    Notwithstanding anything to the contrary herein, the obligations under this Section 5.7 shall not be terminated or modified in a manner as to adversely affect any Company Indemnified Party without the consent of such affected Company Indemnified Party.
(e)    In the event that following the Effective Time, Parent, the Surviving Corporation or any of their respective heirs, successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, (ii) transfers or conveys all or substantially all of its properties and assets to any Person or (iii) commences a dissolution, liquidation, assignment for the benefit of creditors or similar action, then, and in each such case, to the extent necessary, proper provision shall be made so that the heirs, successors and assigns of

Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.7.
5.8    Contracts.
(a)    The Company shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any third parties to any Contract (including all of the Contracts set forth in Section 2.4 of the Disclosure Schedule) as are required thereunder in connection with the Merger in order for such Contract to remain in full force and effect following the Merger. Such consents, modifications, waivers and approvals shall be in a form acceptable to Parent. In the event the Merger does not close for any reason, neither Parent nor Merger Sub shall have any liability to the Company, the Stockholders or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such consents, modifications, waivers and approvals.
(b)    The Company shall terminate all Contracts listed on Schedule 5.8(b) and shall have sent all required notices under such Contracts on or prior to the Closing, such that each such Contract listed on Schedule 5.8(b) shall be of no further force or effect following the Closing, in each case, without any remaining liability of any kind to the Company, its Subsidiaries or Parent as a result of or in connection with such termination or such Contract.
5.9    Employee Matters.
(a)    Termination of Employee Plans. Unless instructed otherwise by Parent, effective as of no later than the day immediately preceding the Closing Date, the Company shall terminate any and all Company Employee Plans intended to include group severance pay or benefits and any Code Section 401(k) arrangement (each, a “401(k) Plan”) (unless Parent provides written notice to the Company that such 401(k) plans shall not be terminated). The Company shall provide Parent with evidence that any such 401(k) Plan has been terminated pursuant to resolutions of the board of directors (or similar body) of the Company or its ERISA Affiliates, as the case may be. The form and substance of such resolutions shall be subject to review and approval of Parent. The Company also shall take such other actions in furtherance of terminating any such Company Employee Plan as Parent may require.
(b)    Termination of Company Employment Arrangements. Prior to the Closing Date, Parent shall extend offers of employment to all employees of the Company to become Continuing Employees (the “Offered Employees”). Prior to the Closing, the Company shall terminate the employment of each Non-Continuing Employee, effective as of no later than immediately prior to the Closing, and the Company shall provide separation and release agreements and pay all severance, accrued vacation or other benefits (including but not limited to any acceleration of vesting) to such Non-Continuing Employees prior to the Closing (such amounts “Non-Continuing Employees Severance Amounts”).
(c)    No Employment Commitment or Plan Amendments. No provision of this Agreement is intended, or shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind or nature whatsoever in any stockholder, Employee, or any other Person, including any rights of employment for any specified period and/or any employee benefits, in favor of any union, association, Continuing Employee, Key Employee, Employee, consultant, contractor or any other Person, other than the parties hereto and their respective successors and permitted assigns, and all provisions of this Agreement will be personal solely among the parties to this Agreement. In addition, no provision of this Agreement is intended, or shall be interpreted, to amend any term or condition of the Plan or any other employee related plan, program or policy of Parent, any subsidiary of Parent, or the Company.
(d)    Key Employees and Continuing Employees.
(i)    Subsequent to the Closing and for one (1) year thereafter, Parent shall ensure that all compensation and benefits awarded by Parent or an Affiliate thereof to each of the Key Employees pursuant to the Key Employee Offer Letters and the other Continuing Employees pursuant to the Continuing Employee Offer Letters (which Key Employee Offer Letters and Continuing Employee Offer Letters shall set forth the terms of an incentive program to be adopted and funded by Parent) are at least as generous as the compensation and benefits provided by the Company to such Key Employees and other Continuing Employees immediately following the Closing.
(ii)    In the event that less than 80% of the Key Employees shall have executed and delivered their Key Employee Offer Letters contemporaneously with the execution of this Agreement, Parent and the Company shall use commercially reasonable efforts to obtain executed and delivered Key Employee Offer Letters from the remaining Key Employees such that 80% of such Key Employees have executed and delivered such Key Employee Offer Letters.
(e)    Transaction Bonuses. At the Closing, the Company shall pay the Transaction Bonuses to the individuals and in the respective amounts set forth on Schedule A-3.
5.10    Third Party Expenses.
(a)    Except as otherwise expressly set forth herein, each party shall be responsible for its own expenses and costs that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement and the Related Agreements; provided, however, that all Third Party Expenses that are incurred by the Company prior to or as of the Closing and that remain unpaid as of the Closing shall be deducted from the Total Consideration payable hereunder in respect of the outstanding shares of Company Capital Stock pursuant to the adjustments contemplated by the definition of Total Consideration.
(b)    At least three (3) Business Days prior to the Closing, the Company shall have provided Parent with a statement, in a form reasonably satisfactory to Parent, setting forth all paid and unpaid Third Party Expenses incurred by or on behalf of the Company as of the Closing Date, or anticipated to be incurred or payable by or on behalf of the Company after the Closing (the “Statement of Expenses”). The Company shall take all necessary action to ensure that Third Party Expenses shall not be incurred by the Company after the Closing Date without the express prior written consent of Parent.
5.11    Closing Date Balance Sheet.  Not less than three (3) Business Days prior to the Closing, the Company shall deliver to Parent an estimated consolidated balance sheet and income statement of the Company as of the Closing Date (the “Closing Date Balance Sheet”), that has been prepared in accordance with GAAP consistently applied on a basis consistent with the Financials.

5.12 Spreadsheet.  Not less than three (3) Business Days prior to the Closing, the Company shall deliver to Parent a spreadsheet setting forth the following information, in form and substance reasonably satisfactory to Parent and accompanied by documentation reasonably satisfactory to Parent in support of the calculation of the information set forth therein, certified as true, correct and complete as of the Closing Date by the Chief Executive Officer and Chief Financial Officer of the Company (the “Spreadsheet” and the related certificate, the “Spreadsheet Certificate”):
(a)    calculation of the Total Consideration and all components thereof, including Closing Cash, the Aggregate Strike Price Amount, Closing Indebtedness and Third Party Expenses;
(b)    calculation of the applicable Per Share Consideration for each class or series of Company Capital Stock;
(c)    with respect to each Stockholder: (i) the name of such holder, and, if available, the e-mail address of such holder, (ii) whether such holder is a current or former employee of the Company, (iii) the number, class and series of shares of Company Capital Stock held by such holder and the respective certificate numbers, (iv) the date of acquisition of such shares, (v) the initial purchase price of any such shares that constitute a “covered security” within the meaning of Treasury Regulations Section 1.6045-1(a)(15), (vi) whether any Taxes are to be withheld in accordance with Section 1.8 from the consideration that such holder is entitled to receive pursuant to Section 1.6(b)(i), (vii) the Pro Rata Portion of such holder, (viii) the amount of cash to be deposited into the Escrow Fund and the Expense Fund on behalf of such holder pursuant to this Agreement, and (ix) such other additional information which Parent may reasonably request; and
(d)    with respect to each Company Option: (i) the name of the holder thereof, and, if available, the e-mail address of such holder, (ii) whether such holder is an employee, consultant, director or officer of the Company, (iii) the grant date and expiration date thereof, (iv) whether such Company Option was granted pursuant to the Plan, (v) the extent to which such Company Option is vested as of immediately prior to the Effective Time (taking into account any Company Option (or portion thereof) that, as a result of the Merger will accelerate in full and no longer be subject to any further vesting, right of repurchase, risk of forfeiture or other such conditions), (vi) the exercise price per share and the number, class and series of shares of Company Capital Stock underlying such Company Option immediately prior to the Closing, (vii) whether such holder is a Continuing Employee or a Non-Continuing Employee (it being understood that such information may be updated at any time prior to the Closing), (viii) the exercise price per share of such Company Option following the Closing in accordance with Section 1.6(c), (ix) the cash consideration that such holder is entitled to receive in accordance with Section 1.6(c), and (x) such other information which Parent may reasonably request.
5.13    Tax Matters.
(a)    Preparation and Filing of Tax Returns. Parent shall timely prepare and file, or shall cause to be prepared and filed, all Company Returns with respect to any taxable year or period that ends on or before the Closing Date and any taxable year or period beginning before and ending after the Closing Date that are due after the Closing Date. Parent shall prepare such Company Returns consistently with the past practices of the Company, except as otherwise required by applicable Legal Requirements, and shall provide the Stockholder Representative the right to review any Company Returns that reflect a material amount of Tax for which the Indemnifying Parties could reasonably be expected to be liable for no later than twenty (20) days prior to the due date for filing such Company Returns.
(b)    Cooperation on Tax Matters. Parent, its Affiliates and the Stockholder Representative shall cooperate fully, as and to the extent reasonably requested by any of them, in connection with the filing of Company Returns, any Tax audits, Tax proceedings or other Tax-related claims. Such cooperation shall include, upon the other party’s request, providing records and information that are reasonably relevant to any such matters, making employees available on a mutually convenient basis during normal business hours to provide additional information, and explaining any materials provided pursuant to this Section 5.13(d). Parent and its Affiliates shall not destroy or dispose of any Tax workpapers, schedules or other materials and documents supporting Company Returns until the seventh (7th) anniversary of the Closing Date, without the prior written consent of Stockholder Representative.
(c)    Tax Contests. Parent and its Affiliates agree to give prompt written notice to the Stockholder Representative of the receipt of any written notice by Parent or any of its Affiliates Company which involves the assertion of any Tax matter for which the Stockholders may be liable for indemnification under this Agreement (a “Contest”). Parent shall be entitled to control the defense of such Contest, provided that the Stockholder Representative shall be permitted to participate at the expense of the Indemnifying Parties in such defense, and provided, further, if Parent settles such Contest without the prior consent of the Stockholder Representative, such consent not to be unreasonably withheld, such settlement shall not be determinative of the amount of indemnifiable Losses. To the extent the terms of this Section 5.13(c) conflict with any other provision of this Agreement, this Section 5.13(c) shall control.
ARTICLE VI
CONDITIONS TO THE MERGER
6.1    Conditions to Obligations of Each Party.  The respective obligations of Parent, Merger Sub and the Company to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions (any of which may be waived only with the written mutual consent of Parent, Merger Sub and the Company):
(a)    Board and Stockholder Approval. The Requisite Board Approval and the Requisite Stockholder Approval shall have been obtained.
(b)    Regulatory Approvals. All approvals of Governmental Entities required to be obtained prior to the Effective Time in connection with the Merger and the other Transactions shall have been obtained.
(c)    No Legal Impediments. No Legal Requirement (whether temporary, preliminary or permanent) shall be in effect which has the effect of making the Merger or any other Transactions illegal or otherwise prohibiting or preventing consummation of the Merger or any other Transactions.
6.2    Additional Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following additional conditions (any of which may be waived, in writing, exclusively by Parent and Merger Sub):
(a)    Representations and Warranties. The representations and warranties of the Company that are not qualified by materiality shall have been true and correct in all material respects on the date they were made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of the Company made only as of a specified date, which shall be true and correct in all material respects as of such date). The representations and warranties of the Company that are qualified by materiality shall have been true and correct in all respects on the date they were made and shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than any such representations and warranties of the Company made only as of a specified date, which shall be true and correct in all respects as of such date).
(b)    Covenants. The Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Company prior to the Closing.
(c)    No Material Adverse Effect. Since the Balance Sheet Date, there shall not have occurred and be continuing a Company Material Adverse Effect.
(d)    No Litigation. There shall be no Action instituted by a Governmental Entity pending or overtly threatened against Parent or any of its Affiliates, or against the Company or any of its Affiliates seeking to restrain, enjoin, prevent, prohibit or make illegal the consummation of the Merger.
(e)    Joinder Agreements. Stockholders and Vested Company Optionholders holding 70% of the aggregate shares of Company Capital Stock outstanding immediately prior to the Effective Time on an as converted to Company Common Stock basis, including all shares of Company Common Stock issuable upon exercise of all Vested Company Options, but excluding for all purposes all shares of Company Capital Stock help by Parent as of immediately prior to the Effective Time, shall have executed and delivered to Parent Joinder Agreements, in the form attached hereto as Exhibit D (the “Joinder Agreements”), and all such Joinder Agreements shall be in full force and effect.
(f)    Escrow Agreement. The Stockholder Representative shall have executed and delivered the Escrow Agreement in a form reasonably acceptable to the parties thereto.
(g)    New Employment Arrangements.
(i)    Each of the Non-Competition and Non-Solicitation Agreements executed concurrently with this Agreement by the Founders shall be in full force and effect shall not have been revoked, rescinded or otherwise repudiated by the Founders.
(ii)    Each of the Non-Solicitation Agreements executed concurrently with this Agreement by the individuals listed on Schedule A-2 shall be in full force and effect shall not have been revoked, rescinded or otherwise repudiated by the individuals listed on Schedule A-2.
(iii) At least eighty percent (80%) of the Key Employees shall have executed and delivered their Key Employee Offer Letters prior to or concurrently with the execution of this Agreement, which Key Employee Offer Letters shall be in full force and effect and shall not have been revoked, rescinded or otherwise repudiated by such Key Employees, and no more than twenty percent (20%) of the Key Employees shall have shall terminated his or her employment with the Company or expressed an intention or interest in terminating his or her employment with the Company at or prior to the Closing, or with the Surviving Corporation or Parent immediately following the Closing.
(h)    Officer’s Certificate. Parent shall have received a certificate from the Company (the “Officer’s Certificate”), validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(c) have been satisfied.

(i)    FIRPTA Certificate. Parent shall have received a copy of a statement, prepared in accordance with the requirements of Treasury Regulations Section 1.897-2(g) and Treasury Regulations Section 1.1445-2(c)(3), certifying that the Company is not a U.S. real property holding corporation within the meaning of Code Section 897(c)(2), validly executed by a duly authorized officer of the Company.
(j)    Documentary Deliverables. The Company shall have delivered to the Parent the Spreadsheet and the Spreadsheet Certificate in compliance with Section 5.12, the Closing Date Balance Sheet and the Statement of Expenses.
6.3    Additional Conditions to Obligations of the Company.  The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions (any of which may be waived, in writing, exclusively by the Company):
(a)    Representations and Warranties. The representations and warranties of Parent that are not qualified by materiality shall have been true and correct in all material respects on the date they were made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of Parent made only as of a specified date, which shall be true and correct in all material respects as of such date). The representations and warranties of Parent that are qualified by materiality shall have been true and correct in all respects on the date they were made and shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than any such representations and warranties of Parent made only as of a specified date, which shall be true and correct in all respects as of such date).
(b)    Covenants. Parent and Merger Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by them prior to the Closing.
ARTICLE VII
POST-CLOSING INDEMNIFICATION
7.1    Survival of Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement or in the Officer’s Certificate shall survive until 11:59 p.m. California time on the date that is twelve (12) months following the Closing Date (the date of expiration of such period, the “Expiration Date”); provided, however, (i) the representations and warranties of the Company as set forth in Section 2.1(a) (Organization and Good Standing), Section 2.2 (Authority and Enforceability), Section 2.5 (Company Capital Structure) and the Spreadsheet Certificate (collectively, the “Fundamental Representations”), and Section 2.10 (Tax Matters) (together with the Fundamental Representations, the “Special Representations”) shall survive until the expiration of all applicable statutes of limitations in respect of the matters addressed by such representations and warranties (including all periods of extension, whether automatic or permissive), and (ii) the representations and warranties of the Company set forth in Section 2.13 (Intellectual Property) (the “IP Representations”) shall survive for a period of twenty-four (24) months from the Closing; and provided, further, that all representations and warranties of the Company shall survive beyond the Expiration Date or other survival periods specified above with respect to any inaccuracy therein or breach thereof if a claim is made hereunder prior to the expiration of the survival period for such representation and warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved. The representations and warranties of Parent and Merger Sub set forth in Article III of this Agreement, the Related Agreements or in any certificate or other instrument delivered pursuant to this Agreement shall terminate at the Closing. For the avoidance of doubt, it is the intention of the parties hereto that the foregoing respective survival periods and termination dates supersede any applicable statutes of limitations that would otherwise apply to such representations and warranties.
7.2    Indemnification.
(a)    From and after and by virtue of the Merger, subject to the terms of this Article VII, the Stockholders (with the exception of Parent) and the Vested Company Optionholders (each, an “Indemnifying Party” and collectively, the “Indemnifying Parties”) agree to severally (based on such Indemnifying Party’s Pro Rata Portion), but not jointly, indemnify and hold harmless Parent and its officers, directors, affiliates and employees, including the Surviving Corporation (each, an “Indemnified Party” and collectively, the “Indemnified Parties”), from and against all claims, losses, liabilities, damages, costs, interest, awards, judgments, penalties and expenses, including reasonable attorneys’ and consultants’ fees and expenses and including any such reasonable expenses incurred in connection with investigating, defending against or settling any of the foregoing (hereinafter individually a “Loss” and collectively “Losses”) paid, incurred, suffered or sustained by the Indemnified Parties, or any of them (including the Surviving Corporation) (regardless of whether or not such Losses relate to any third party claims), directly or indirectly, resulting from, arising out of, or relating to any of the following:
(i)    any breach of or inaccuracy in, as of the date of this Agreement or as of the Effective Time, a representation or warranty of the Company set forth in this Agreement or the Officer’s Certificate, without giving effect to any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement;
(ii)    any failure by the Company to perform or comply with any of its covenants or agreements set forth in this Agreement;
(iii) any payment in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement; and
(iv)    any inaccuracy or omission in the Spreadsheet, including any amounts set forth therein that are paid to a Person in excess of the amounts that such Person is entitled to receive pursuant to the terms of this Agreement and any amounts that a Person was entitled to receive pursuant to the terms of this Agreement that were omitted from the Spreadsheet, including any failure to properly calculate Closing Cash, Closing Indebtedness, Third Party Expenses, the Per Share Consideration, the Per Option Consideration or the Total Consideration.
(b)    The Indemnifying Parties (including any officer or director of the Company) shall not have any right of contribution, indemnification or right of advancement from the Surviving Corporation or Parent with respect to any Loss claimed by an Indemnified Party.
(c)    Any payments made to an Indemnified Party pursuant to any indemnification obligations under this Article VII will be treated as adjustments to the Total Consideration for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by applicable Legal Requirements.
(d)    The indemnification rights set forth in this Article VII shall be the sole and exclusive remedy of the Indemnified Parties from and after the Effective Time for any claims relating to this Agreement or any matters relating to the transactions contemplated herein; provided, however, that nothing in this Agreement shall limit any Person’s rights or obligations under any other agreement entered into in connection with this Agreement, including claims of any inaccuracy in or breach of any representation, warranty or covenant in this Agreement; provided, however, that (i) this Section 7.2(d) shall not be deemed a waiver by any party of any right to specific performance or injunctive relief and (ii) nothing in this Agreement shall limit the liability of an Indemnifying Party (and this Article VII shall not be the sole and exclusive remedy in respect of such Indemnifying Party) in connection with claims based on fraud committed by such Indemnifying Party regardless of the capacity in which such Indemnifying Party committed such fraud.
(e)    Nothing in this Agreement shall limit the right of Parent or any other Indemnified Party to pursue remedies under any Related Agreement against the parties thereto.
(f)    Parent and Merger Sub each hereby acknowledges and agrees that, except to the extent set forth in Article II, neither the Company nor any Indemnifying Party has made any representations or warranties with respect to the Company or its business and neither Parent nor Merger Sub has relied or will rely upon any information, representation or warranty, except those representations and warranties set forth in Article II hereof in executing, delivering and performing this Agreement and the transactions contemplated hereby.
7.3    Limitations on Indemnification.
(a)    Threshold. Subject to Section 9.10(d), the Indemnified Parties, as a group, may not recover any Losses pursuant to an indemnification claim under Section 7.2 unless and until the Indemnified Parties, as a group, shall have paid, incurred, suffered or sustained at least $500,000 in Losses in the aggregate (the “Threshold Amount”), in which case the Indemnified Parties shall be entitled to recover all such Losses, including such amounts as comprised any portion of such Threshold Amount.
(b)    Recovery from Escrow Fund.
(i)    Subject to Section 9.10(d) and except in the case of claims for breaches of or inaccuracies in the Special Representations or the IP Representations, and indemnification claims under Section 7.2(a)(iii) and 7.2(a)(iv), until the Expiration Date, the Indemnified Parties’ sole and exclusive source of recovery for indemnification claims under this Agreement shall be recourse against the Escrow Fund.
(ii) Subject to Section 9.10(d), the Indemnified Parties’ first source of recovery for indemnification claims under this Agreement shall be recourse against the Escrow Fund, but if the Escrow Fund is insufficient to satisfy the Indemnifying Parties’ Pro Rata Portion of any Loss for which an Indemnified Party is entitled to indemnification under this Article VII, subject to the limitation of this Article VII, the Indemnified Parties shall be entitled to recover the Indemnifying Parties’ Pro Rata Portion of such Losses in respect of such indemnification claims directly from the Indemnifying Parties (the Indemnifying Parties’ Pro Rata Portion of any Loss for which indemnification is not satisfied by the Escrow Fund is referred to as an “Excess Loss”).
(c)    Subject to Section 9.10(d), the maximum amount that the Indemnified Parties may recover for indemnification claims from any Indemnifying Party under Section 7.2(a)(i) for breaches of or inaccuracies in the IP Representations shall be limited to a dollar amount equal to 20% of the aggregate amount of cash actually received by such Indemnifying Party pursuant to Section 1.6(b)(i) and Section 1.6(c)(i)(A) in respect of the shares of Company Capital Stock and Company Options owned by such Indemnifying Party as of immediately prior to the Effective Time.

(d)    Subject to Section 9.10(d), the maximum amount that the Indemnified Parties may recover for any indemnification claims from any Indemnifying Party under this Agreement shall not exceed such Indemnifying Party’s Pro Rata Portion of the Losses in respect of such indemnification claim.
(e)    Subject to Section 9.10(d), the maximum amount that the Indemnified Parties may recover for indemnification claims under this Agreement shall be limited to a dollar amount equal to the aggregate amount of cash actually received by such Indemnifying Party pursuant to Section 1.6(b)(i) and Section 1.6(c)(i)(A) in respect of the shares of Company Capital Stock and Company Options owned by such Indemnifying Party as of immediately prior to the Effective Time.
(f)    Subject to Section 9.10(d), in the case of any indemnification claim under Sections 7.2(a) that is not limited to the recovery of funds from the Escrow Fund pursuant to Section 7.3(b), subject to the limitations set forth in this Article VII, the Indemnified Parties shall be entitled to bring indemnification claims against any or all of the Indemnifying Parties for each such Indemnifying Party’s Pro Rata Portion of the Excess Losses, and each Indemnifying Party shall be liable only for its, his or her Pro Rata Portion of the Excess Losses in respect of such indemnification claim.
(g)    The rights of the Indemnified Parties to indemnification, compensation or reimbursement, payment of Losses or any other remedy under this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement made by the Company or any other matter. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification, compensation or reimbursement, payment of Losses, or any other remedy based on any such representation, warranty, covenant or agreement. No Indemnified Party shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Indemnified Party to be entitled to indemnification, compensation or reimbursement pursuant to Section 7.2(a).
(h)    If an Indemnified Party’s claim under this Article VII may be brought under different subsections of Section 7.2(a), then such Indemnified Party shall have the right to bring such claim under any applicable section it chooses in accordance with this Article VII. For the avoidance of doubt, if and solely to the extent the amount of any Loss is recovered by an Indemnified Party, the same amount of such Loss may not be recovered again by such Indemnified Party.
(i)    Notwithstanding anything in this Agreement to the contrary: (i) all Losses shall be calculated after giving effect to any proceeds that have been recovered by Parent or any of its Affiliates (including the Surviving Corporation) from a third party or under any policy of insurance after deducting from such proceeds any increase in the future in any insurance premium due to such claim, provided that Parent and the Surviving Corporation shall only be required to use commercially reasonable efforts to obtain such payments or to obtain or maintain any such insurance policies; and (ii) no Indemnifying Party will have any liability for any Loss that: (A) is otherwise accurately accounted for in the calculation of any of the components of the Total Consideration; or (B) represents or constitutes punitive or exemplary damages (except, in each case, to the extent that a third party has obtained a final and nonappealable judgment therefor).
(j)    Any indemnification hereunder for Losses with respect to a breach of the representations in Section 2.10, other than with respect to a breach of any representation or warranty set forth in Sections 2.10(e), (f), (g), (j), (k), (m), (n) and (r), shall be limited to Taxes arising in or attributable to a Pre-Closing Tax Period.
(k)    For purpose of this Article VII only, solely when determining the amount of Losses suffered (but not whether a breach, inaccuracy or failure has occurred) by an Indemnified Party as a result of any breach or inaccuracy of a representation or warranty or any failure by the Company to perform or comply with any covenant or agreement applicable to it that is qualified or limited in scope as to materiality, Material Adverse Effect or Knowledge, such representation, warranty, covenant or agreement shall be deemed to be made without such qualification or limitation.
7.4    Indemnification Claim Procedures.
(a)    Subject to the limitations set forth in Section 7.1, if an Indemnified Party wishes to make an indemnification claim under this Article VII, such Indemnified Party shall deliver a written notice (an “Indemnification Claim Notice”) to the Stockholder Representative (with a copy to the Escrow Agent) (or in the event an Indemnified Party elects to pursue such indemnification claim directly against an Indemnifying Party, to such Indemnifying Party directly) (i) stating that an Indemnified Party has paid, incurred, suffered or sustained, or reasonably anticipates that it may pay, incur, suffer or sustain Losses, and (ii) specifying in reasonable detail the individual items of such Losses, the date each such item was paid, incurred, suffered or sustained, or the basis for such anticipated liability, and, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related. Parent may update an Indemnification Claim Notice from time to time to reflect any new information discovered with respect to the claim set forth in such Indemnification Claim Notice.
(b)    If the Stockholder Representative on behalf of the Indemnifying Parties (or the Indemnifying Party in the event that indemnification is being sought hereunder directly from such Indemnifying Party) shall not object in writing within the 30-day period after receipt of an Indemnification Claim Notice by delivery of a written notice of objection containing a reasonably detailed description of the facts and circumstances supporting an objection to the applicable indemnification claim (an “Indemnification Claim Objection Notice”), such failure to so object shall be an irrevocable acknowledgment by the Stockholder Representative on behalf of the Indemnifying Parties (or the applicable Indemnifying Party) that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Indemnification Claim Notice. In such event, the Escrow Agent shall promptly release from the Escrow Fund cash equal to the Losses set forth in such Indemnification Claim Notice.
(c)    In the event that the Stockholder Representative (or in the event that indemnification is being sought hereunder directly from an Indemnifying Party, such Indemnifying Party) shall deliver an Indemnification Claim Objection Notice in accordance with Section 7.4(b) within thirty (30) days after delivery of such Indemnification Claim Notice, the Stockholder Representative (or such objecting Indemnifying Party) and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative (or such objecting Indemnifying Party) and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of an indemnification claim to be recovered from the Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof. In such event, the Escrow Agent shall promptly release from the Escrow Fund an amount of cash equal to the Losses set forth in such Indemnification Claim Notice. Should the amount held in the Escrow Fund, if any, be insufficient to satisfy in whole the amount owed to an Indemnified Party in accordance with such memorandum and this Agreement, then subject to the limitations in this Article VII, each Indemnifying Party shall, within ten (10) Business Days following the date of such memorandum, pay to the Indemnified Party such Indemnifying Party’s Pro Rata Portion of such shortfall in cash.
(d)    If no such agreement can be reached after good faith negotiation and prior to thirty (30) days after delivery of an Indemnification Claim Objection Notice, either Parent or the Stockholder Representative (or the objecting Indemnifying Party) shall be settled by arbitration conducted in accordance with the provisions of Section 9.15.
7.5    Third Party Claims.
(a)    If a claim, action, suit or proceeding by a Person who is not a party or an Affiliate thereof (a “Third Party Claim”) is made against any Indemnified Party, and if such Indemnified Party intends to seek indemnity with respect thereto under this Article VII, such Indemnified Party shall promptly notify the Stockholder Representative of such claims; provided that the failure to so notify the Stockholder Representative shall not relieve the Indemnifying Parties of its obligations hereunder, except to the extent that the Indemnifying Parties is materially prejudiced thereby. Such notice shall identify specifically the basis under which indemnification is sought under this Agreement and enclose true and correct copies of any written document furnished to the Indemnified Party by the Person that instituted the Third Party Claim. The Indemnified Party shall assume the defense of such Third Party Claim with counsel of reputable standing and the Indemnified Party’s reasonable fees and expenses (including reasonable fees and expenses of counsel) in connection with such defense will be borne by the Indemnifying Parties subject to the limitations in this Article VII; provided that the Stockholder Representative shall be entitled to consult with the Indemnified Party in such settlement or defense. The Indemnified Party shall have the right to pay or settle any Third Party Claim, provided that the Indemnified Party shall consult with the Stockholder Representative prior to making any such payment or settlement; provided, further, that any such payment or settlement shall not be determinative of the existence, or amount, of any Losses recoverable by the Indemnified Parties from the Indemnifying Parties under this Agreement. If the Indemnified Party fails to assume the defense of any such Third Party Claim in accordance with the foregoing, then the Stockholder Representative shall have the right to assume the defense thereof upon written notice to the Indemnified Party. If the Stockholder Representative shall have assumed the defense of any Third Party Claim, the Stockholder Representative shall not, except with the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), enter into any settlement that does not include as an unconditional term thereof the giving by the Person(s) asserting such Third Party Claim to all Indemnified Parties of an unconditional release from all liability with respect to such Third Party Claim or consent to entry of any judgment.
(b)    All of the parties shall reasonably cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and each of Parent and the Surviving Corporation (or a duly authorized representative of such party) shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.
7.6    Stockholder Representative.
(a)    By virtue of the execution and delivery of a Joinder Agreement, and the adoption of this Agreement and approval of the Merger by the Stockholders, each of the Indemnifying Parties shall be deemed to have agreed to appoint Shareholder Representative Services LLC as its agent and attorney-in-fact, as the Stockholder Representative for and on behalf of the Indemnifying Parties for all purposes in connection with this Agreement and the agreements ancillary hereto, including without limitation to give and receive notices and communications in respect of indemnification claims under this Agreement to be recovered against the Escrow Fund, to authorize payment to any Indemnified Party from the Escrow Fund in satisfaction of any indemnification claims hereunder by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any such indemnification claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any such indemnification claim by any Indemnified Party hereunder against any Indemnifying Party or by any such Indemnifying Party against any Indemnified Party or any dispute between any Indemnified Party and any such Indemnifying Party, in each case relating to this Agreement or the Transactions, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated or permitted by the terms of this Agreement. Notwithstanding anything contained in this Agreement to the contrary, the Stockholder Representative shall not have the authority to enter into any settlement or compromise or otherwise agree to any claims to the extent that such claim involves Excess Loss (the “Authority Limitation”). Such agency may be changed by the Stockholders from time to time upon not less than 30 days prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless holders of a majority in interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Notwithstanding the foregoing, in the event of a resignation of the Stockholder Representative or other vacancy in the position of Stockholder Representative, such vacancy may be filled by the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Stockholder Representative. After the Closing, notices or communications to or from the Stockholder Representative shall constitute notice to or from the Indemnifying Parties.
(b)    The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith and without gross negligence or willful misconduct. The Indemnifying Parties on whose behalf the Escrow Amount was contributed to the Escrow Fund shall indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative and any amounts required to be paid by the Stockholder Representative to the Escrow Agent pursuant to the Escrow Agreement (“Stockholder Representative Expenses”). If not paid directly to the Stockholder Representative by the Indemnifying Parties, any such Stockholder Representative Expenses may be recovered by the Stockholder Representative from (i) first, the funds in the Expense Fund and (ii) then, to the extent the funds in the Expense Fund are insufficient, the amounts in the Escrow Fund at such time as remaining amounts would otherwise be distributable to the Indemnifying Parties. For the avoidance of doubt, while this Section 7.6(b) allows the Stockholder Representative to be paid from the Expense Fund and the Escrow Fund following the Expiration Date and the resolution of all indemnification claims made under this Agreement and the satisfaction of all such indemnification claims, this Section 7.6(b) shall not limit the obligation of any Indemnifying Party to promptly pay such Stockholder Representative Expenses as they are incurred. In no event will the Stockholder Representative be required to advance its own funds on behalf of the Indemnifying Parties or otherwise. The Indemnifying Parties acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Stockholder Representative or the termination of this Agreement. A decision, act, consent or instruction of the Stockholder Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 9.2 or Section 9.3, shall constitute a decision of the Indemnifying Parties and shall be final, conclusive and binding upon the Indemnifying Parties; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Indemnifying Parties. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.
(c)    Upon the Closing, Parent shall wire to a segregated client bank account maintained by the Stockholder Representative, an amount equal to US$250,000 (the “Expense Fund”), and each Indemnifying Party shall be deemed to have contributed his Pro Rata Portion of the Expense Fund. The Stockholder Representative shall hold the Expense Fund in accordance with this Agreement on behalf of the Indemnifying Parties as a fund which will be used for the purposes of paying directly, or reimbursing the Stockholder Representative for, any third party expenses pursuant to this Agreement. The Indemnifying Parties shall not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Stockholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Stockholder Representative will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence, willful misconduct or bad faith. The Stockholder Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. Contemporaneously with or as soon as practicable following the release in full of the Escrow Fund, the Stockholder Representative shall deliver the balance of the Expense Fund to the Paying Agent for further distribution to the Indemnifying Parties in accordance with their respective Pro Rata Portions. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Indemnifying Parties at the time of Closing.
(d)    The Escrow Fund shall be held and disposed of in accordance with the terms and conditions of this Agreement and the Escrow Agreement, in a form reasonably acceptable to the parties thereto (the “Escrow Agreement”), and shall be entered into at the Effective Time, by and among Parent, the Stockholder Representative and the Escrow Agent. The Escrow Fund shall be deemed deducted on a pro rata basis from the consideration each of the Stockholders would otherwise have been entitled to receive as part of the consideration for their shares of Company Capital Stock at the Effective Time pursuant to Section 1.6(b)(i), and, subject to the provisions of this Agreement and the Escrow Agreement. The Escrow Fund shall be held in trust and shall not be subject to any Lien, attachment, trustee process or any other judicial process of any creditor of any party. Approval of this Agreement and the Merger by the Stockholders shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including without limitation the placement of the Escrow Fund in escrow, and the approval of the appointment of the Stockholder Representative.
ARTICLE VIII
PRE-CLOSING TERMINATION OF AGREEMENT
8.1    Termination.  Except as provided in Section 8.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:
(a)    by mutual agreement of the Company and Parent;
(b)    by Parent if the Requisite Stockholder Approval shall not have been obtained by the Company and delivered to Parent within one (1) day after the execution and delivery of this Agreement by Parent and the Company;
(c)    by Parent or the Company if the Closing Date shall not have occurred by September 30, 2015 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(d)    by Parent or the Company if any Legal Requirement shall be in effect which has the effect of making the Merger illegal or otherwise prohibits prevents consummation of the Merger, provided that in the case of any such Legal Requirement that is an Order, such Order has become final and non-appealable;
(e)    by Parent if there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of the Company set forth in this Agreement such that the conditions set forth in Sections 6.2(a) and 6.2(b) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within ten (10) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required (i) for a breach or inaccuracy which by its nature cannot be cured or (ii) if any of the conditions to Closing in Article VI for the benefit of Parent are incapable of being satisfied on or before the End Date; or
(f)    by the Company if there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of Parent set forth in this Agreement such that the conditions set forth in Sections 6.3(a) and 6.3(b) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within ten (10) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required (i) for a breach or inaccuracy which by its nature cannot be cured or (ii) if any of the conditions to Closing in Article VI for the benefit of the Company are incapable of being satisfied on or before the End Date.
8.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company, or their respective officers, directors or stockholders, if applicable; provided, however, that each party hereto and each Person shall remain liable for any willful and intentional breaches of this Agreement; and provided further, however, that, the provisions of Section 5.10 (Third Party Expenses), Article IX (General Provisions) and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VIII.
ARTICLE IX
GENERAL PROVISIONS
9.1    Certain Interpretations.  When a reference is made in this Agreement to an Annex, Exhibit or Schedule, such reference shall be to an Annex, Schedule or Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” All references in this Agreement to “$” or dollars shall mean U.S. denominated dollars. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
9.2    Amendment.  This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 9.2, the Indemnifying Parties are deemed to have agreed that any amendment of this Agreement signed by the Stockholder Representative shall be binding upon and effective against the Indemnifying Parties whether or not they have signed such amendment; provided, however that after this Agreement is approved by Stockholders representing the Requisite Stockholder Approval, this Agreement may only be amended with the written consent of Stockholders representing the Requisite

Stockholder Approval if such amendment: (x) changes any material term of this Agreement adversely with respect to the Stockholders; or (y) would otherwise require Stockholder approval under applicable Legal Requirements. Notwithstanding the foregoing, Section 5.7 may not be amended without the prior written consent of the Company Indemnified Parties.
9.3    Waiver.  At any time prior to the Closing, Parent, on the one hand, and the Company and the Stockholder Representative, on the other hand, may, to the extent permitted under any applicable Legal Requirements, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party set forth herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party set forth herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 9.3, the Stockholders are deemed to have agreed that any extension or waiver signed by the Stockholder Representative shall be binding upon and effective against all Stockholders whether or not they have signed such extension or waiver.
9.4    Assignment.  This Agreement shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its Affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.
9.5    Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement, by email); provided, however, that notices sent by mail will not be deemed given until received:
(a)    if to Parent or Merger Sub, to:

Select Comfort Corporation
9800 59th Avenue North
Minneapolis, MN 55442
Attention: Mark Kimball
Facsimile No.: (763) 694-3335
Telephone No.: (763) 551-7070
Email: mark.kimball@selectcomfort.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, California 94304
Attention: David J. Segre and Michael E. Coke
Facsimile No.: (650) 493-6811
(b)    if to the Company (prior to the Closing), to:
BAM Labs, Inc.
111 West Saint John St., Suite 1200
San Jose, CA 95113
Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
135 Commonwealth Drive
Menlo Park, CA 94025
Attention: Craig Schmitz
(c)    if to the Stockholder Representative, to:

Shareholder Representative Services LLC
1614 15th Street, Suite 200
Denver, CO 80202
Attention: Managing Director
Facsimile No.: (303) 623-0294
Telephone No.: (303) 648-4085
Email: deals@srsacquiom.com
9.6    Confidentiality.  Each of the parties hereto (other than the Stockholder Representative) hereby agrees that the information obtained in any investigation pursuant to Section 5.5 or any information obtained pursuant to the notice requirements of Section 5.6, or otherwise pursuant to the negotiation and execution of this Agreement or the effectuation of the Transactions, shall be governed by the terms of the Confidentiality Agreement dated as of June 29, 2015, between the Company and Parent.
9.7    Public Disclosure.  Except as required by Legal Requirements, neither the Company nor any of its Representatives shall issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the Transactions, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of Parent. If the Company is required by any Legal Requirement to make any such statement or communication, then the Company shall provide Parent with an opportunity to review and comment on both the legal requirement to make such statement or communication and the content thereof.
9.8    Entire Agreement.  This Agreement, Annex A hereto, the Exhibits and Schedules hereto, the Disclosure Schedule, the Related Agreements, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties hereto with respect to the subject matter of this Agreement and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter of this Agreement, and are not intended to confer upon any other person any rights or remedies hereunder.
9.9    No Third Party Beneficiaries.  Nothing in this Agreement is intended to, or shall be construed to, confer upon any other person any rights or remedies hereunder, except for the Indemnified Parties under Article VII and the Company Indemnified Parties, who are express third party beneficiaries of Section 5.7.
9.10    Specific Performance and Other Remedies.
(a)    The parties to this Agreement agree that, in the event of any breach or threatened breach by the other party or parties hereto of any covenant, obligation or other agreement set forth in this Agreement, (i) each party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it), to a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other agreement and an injunction preventing or restraining such breach or threatened breach, and (ii) no party hereto shall be required to provide or post any bond or other security or collateral in connection with any such decree, order or injunction or in connection with any related action or legal proceeding.
(b)    Any and all remedies herein expressly conferred herein upon a party hereto shall be deemed to be cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or in equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.
(c)    The liability of any Person under Article VII will be in addition to, and not exclusive of, any other liability that such Person may have at law or in equity based on such Person’s fraudulent acts or omissions.
(d)    Notwithstanding anything to the contrary set forth in this Agreement, none of the provisions set forth in this Agreement, including the provisions set forth in ýArticle VII or Section 2.28, shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or in equity against any other Person for such Person’s fraudulent acts or omissions with respect to such Person’s representations and warranties in this Agreement, nor will any such provisions limit, or be deemed to limit (i) the amounts of recovery sought or awarded in any such claim for fraud, (ii) the time period during which a claim for fraud may be brought or (iii) the recourse which any such party may seek against such Person who committed such fraudulent act or omission with respect to a claim for fraud; provided, however, that no Indemnifying Party would be liable for Losses in excess of such Indemnifying Party’s Pro Rata Portion of the amount of Losses in respect of such claim or of the aggregate amount of cash actually received by such Indemnifying Party pursuant to Section 1.6(b)(i) and Section 1.6(c)(i)(A) in respect of the shares of Company Capital Stock and Company Options owned by such Indemnifying Party as of immediately prior to the Effective Time, in each case, for any action arising out of fraudulent acts or omissions committed by any Person other than such Indemnifying Party.
9.11    Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
9.12    Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
9.13    Costs and Expenses.  The parties agree that each party hereto (and in the case of the Stockholder Representative, the Indemnifying Parties as provided in this Agreement) shall pay its own costs and expenses (including counsel fees) incurred in connection with the Transactions.
9.14    Exclusive Jurisdiction.  Subject to Section 7.4(d) and Section 9.15, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Courts of Santa Clara County in the State of California in connection with any matter based upon or arising out of this Agreement, the Merger and the other Transactions or any other matters contemplated herein (or, only if the Courts of Santa Clara County in the State of California declines to accept jurisdiction over a particular matter, any federal court within Santa Clara County in the State of California). Subject to Section 7.4(d) and Section 9.15, each party agrees not to commence any legal proceedings related hereto except in such Courts of Santa Clara County in the State of California (or, only if the Courts of Santa Clara County in the State of

California declines to accept jurisdiction over a particular matter, in any federal court within Santa Clara County in the State of California). By execution and delivery of this Agreement, subject to Section 7.4(d) and Section 9.15, each party hereto and the Indemnifying Parties irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes arising under the this Agreement and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The parties hereto and the Indemnifying Parties irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such party to which notices are deliverable hereunder. Nothing herein shall affect the right to serve process in any other manner permitted by applicable law.
9.15    Resolution of Conflicts; Arbitration.  Any claim or dispute arising out of or related to this Agreement, or the interpretation, making, performance, breach or termination thereof, shall be finally settled by binding arbitration in the County of Santa Clara, California in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The arbitrator(s) shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a dispute.
(a)    Selection of Arbitrators. Such arbitration shall be conducted by a single arbitrator chosen by mutual agreement of (i) if the Closing has not occurred, Parent and the Company and (ii) if the Closing has occurred, Parent and the Stockholder Representative. Alternatively, at the request of either party before the commencement of arbitration, the arbitration shall be conducted by three independent arbitrators, none of whom shall have any competitive interests with Parent, the Company, the Stockholder Representative or an Indemnifying Party. Parent and Stockholder Representative shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator.
(b)    Discovery. In any arbitration under this Section 9.15, each party shall be limited to calling a total of three witnesses both for purposes of deposition and the arbitration hearing. Subject to the foregoing limitation on the number of witnesses, the arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions for discovery abuses, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.
(c)    Decision. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to any claim or dispute (including the validity and amount of any indemnification claim set forth in an Indemnification Claim Notice) shall be final, binding, and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment or Order awarded by the arbitrator(s). Within thirty (30) days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party, including any distributions out of the Escrow Fund, as applicable.
(d)    Other Relief. The parties to the arbitration may apply to a court of competent jurisdiction for a temporary restraining order, preliminary injunction or other interim or conservatory relief, as necessary, without breach of this arbitration provision and without abridgement of the powers of the arbitrator(s).
(e)    Costs and Expenses. The parties agree that each party (and in the case of the Stockholder Representative, the Indemnifying Parties as provided in this Agreement) shall pay its own costs and expenses (including counsel fees) of any such arbitration, and each party waives its right to seek an order compelling the other party to pay its portion of its costs and expenses (including counsel fees) for any arbitration.
9.16    USA Patriot Act Compliance.  To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. The parties each agree to provide all such information and documentation as to themselves as requested by Escrow Agent to ensure compliance with federal law.
9.17    Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Stockholder Representative have caused this Agreement to be executed as of the date first written above.
SELECT COMFORT CORPORATION

By: /s/ Shelly R. Ibach
Name: Shelly R. Ibach
Title: Chief Executive Officer

SCC SUBSIDIARY CORP.

By: /s/ Mark Kimball        Name: Mark Kimball
Title: President

BAM LABS, INC.

By: /s/ Richard Rifredi        Name: Richard Rifredi
Title: Chief Executive Officer

SHAREHOLDER REPRESENTATIVE
SERVICES LLC,
solely in its capacity as the Stockholder
Representative

By: /s/ W. Paul Koenig
Name: W. Paul Koenig
Title: Managing Director

AGREEMENT AND PLAN OF MERGER

ANNEX A

CERTAIN DEFINED TERMS
“280G Waivers” shall mean the 280G Waivers executed and delivered by certain Company employees prior to Closing substantially in the form attached hereto as Exhibit E.
“Action” shall mean any action, suit, claim, complaint, litigation, investigation, audit, proceeding, arbitration or other similar dispute.
“Affiliate” of any Person shall mean another Person that directly or indirectly through one of more intermediaries controls, is controlled by or is under common control with, such first Person.
“Aggregate Strike Price Amount” shall mean an amount equal to the aggregate exercise prices of all Vested Company Options outstanding and unexercised, and that are “in-the-money” relative to the Per Share Consideration payable in respect of shares of the Company’s Common Stock pursuant to Section 1.6(b)(i) of this Agreement, that were granted prior to August 4, 2015.
“Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in Minneapolis, Minnesota are authorized or obligated by law or executive order to close.
“Closing Cash” shall mean the sum of: (a) the amount (expressed in United States dollars) of all cash and cash equivalents (including, without limitation, marketable securities and short term investments) of the Company as of immediately prior to the Effective Time; plus (b) the aggregate amount of all accounts receivable set forth on Schedule A-4 by Parent to the Company under the Parent Agreement pursuant to invoices submitted by the Company at any time prior to or on the Closing Date, in each case which cash and cash equivalents and accounts receivable remain the property of the Company after the Closing.
“Closing Indebtedness” shall mean the aggregate amount of all outstanding Indebtedness (including principal and accrued and unpaid interest) of the Company as of immediately prior to the Effective Time, including any termination, pre-payment or balloon or similar penalties or premiums that are paid or become payable as a result of the full repayment and retirement of such Indebtedness immediately following the Effective Time.
“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Company Capital Stock” shall mean the Company Common Stock, the Company Preferred Stock and any other shares of capital stock, if any, of the Company, taken together.
“Company Common Stock” shall mean shares of common stock, par value $0.00001 per share, of the Company.
“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, change of control, termination pay, deferred compensation, performance awards, equity or equity-related awards, welfare benefits, health benefits or medical insurance, retirement benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is maintained, contributed to or required to be contributed to by the Company or any ERISA Affiliate for the benefit of any Employee, and with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation, including any International Employee Plan.
“Company IP” shall mean any and all Intellectual Property Rights and Intellectual Property that are owned by or exclusively licensed by, or purported to be owned by or exclusively licensed by, the Company.
“Company IP Contracts” shall mean the Out-Licenses and the In-Licenses.
“Company Material Adverse Effect” shall mean any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, that is or is reasonably likely to (i) materially impede the authority of the Company to consummate the Transactions in accordance with the terms of this Agreement and Legal Requirements, or (ii) be materially adverse to the business, assets (including intangible assets), liabilities, capitalization, financial condition or results of operations of the Company taken as a whole, provided, however, that in no event shall any Effect resulting from any of the following, either alone or in combination, be taken into account in determining whether there has been a Company Material Adverse Effect under clause (ii): (a) any change in the economic conditions of the United States or global economy or capital or financial markets generally that does not materially disproportionately affect the Company, taken as a whole, (b) any change in economic conditions generally affecting industries in which the Company conducts business, (c) any change in Legal Requirements, (d) any change in GAAP, (e) the failure of the Company to meet any financial forecast, projection, estimate, prediction or models (but not the underlying cause of such failure) or (f) any Effect primarily resulting from the announcement or pendency of the Merger, unless, in the case of clauses (a) through (d), such Effect disproportionately affects the Company relative to other companies in the Company’s industry.
“Company Options” shall mean all issued and outstanding options to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any Person.
“Company Preferred Stock” shall mean the Company Seed Series A Preferred Stock, the Company Series A Preferred Stock, the Company Seed Series B Preferred Stock, the Company Series B Preferred Stock, the Company Seed Series C Preferred Stock, and the Company Series C Preferred Stock, taken together.
“Company Privacy Policy” shall mean each external or internal, past or present privacy policy or privacy- or security-related representation, obligation, or promise of the Company, including any such policy or representation, obligation, or promise relating to: (i) the privacy of users of any Company Product or any website or service operated by or on behalf of the Company; or (ii) the collection, use, storage, hosting, disclosure, transmission, transfer, disposal, retention, interception, or other processing of, or security of, any Personal Data.
“Company Product” shall mean each product (including Software, website, mobile or tablet applications, and databases) or service developed, marketed, distributed, made available, imported, or licensed or sold by or for the Company at any time since its inception, including, without limitation, the products currently known as SleepIQ® technology sold by Parent and the BAM Labs Smart Bed

Technology® Solution and other medical solutions, and any improvements or modifications thereto currently under development by or for the Company, in the form such under-development improvements and modifications exist as of the date of this Agreement.
“Company Product Data” shall mean (A) all data and content uploaded or otherwise provided by or for customers of the Company to, or stored by the customers of the Company on, the Company Products; (B) all data and content created, compiled, inferred, derived, or otherwise collected or obtained by or for the Company Products or by or for the Company in its provision of the Company Products or operation of the business of the Company; and (C) data and content compiled, inferred, or derived directly or indirectly from any of the data and content described in subclauses (A) and (B) above.
“Company Seed Series A Preferred Stock” shall mean the Seed Series A Preferred Stock, par value $0.00001 per share, of the Company.
“Company Seed Series B Preferred Stock” shall mean the Seed Series B Preferred Stock, par value $0.00001 per share, of the Company.
“Company Seed Series C Preferred Stock” shall mean the Seed Series C Preferred Stock, par value $0.00001 per share, of the Company.
“Company Series A Preferred Stock” shall mean the Series A Preferred Stock, par value $0.00001 per share, of the Company.
“Company Series B Preferred Stock” shall mean the Series B Preferred Stock, par value $0.00001 per share, of the Company.
“Company Series C Preferred Stock” shall mean the Series C Preferred Stock, par value $0.00001 per share, of the Company.
“Company Software” shall mean any Software (including Company IP and Licensed IP), that is embedded in, material to the development of, or used in the delivery, hosting or distribution of, any Company Products, including any such Software that is used to collect, transfer, transmit, store, host, or otherwise process Personal Data.
“Continuing Employee” shall mean an Employee who is employed or retained as a consultant by the Company as of the Closing Date and continues his or her employment or consulting arrangement with Parent or one of its Subsidiaries on the day following the Closing Date (including, for the avoidance of doubt, any employee who is on maternity leave, short-term disability leave, long-term disability leave, military leave or another approved leave of absence as of the Closing Date).
“Continuing Employee Offer Letter” shall mean an offer letter from Parent or an Affiliate thereof to a Continuing Employee.
“Contract” shall mean any contract, mortgage, indenture, lease, license, covenant, plan, insurance policy or other agreement, instrument, arrangement, understanding or commitment, Permit, concession, franchise or license.
“Delaware Law” shall mean the General Corporation Law of the State of Delaware.

“Employee” shall mean any current or former employee, consultant, independent contractor or director of the Company or any ERISA Affiliate.
“Employee Agreement” shall mean each management, employment, severance, separation, settlement, consulting, contractor, relocation, change of control, retention, bonus, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter or any agreement providing for acceleration of Company Options or any other agreement providing for compensation or benefits) between the Company or any ERISA Affiliate, as applicable, and any Employee with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” shall mean any other Person under common control with the Company or that, together with the Company, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.
“Escrow Agent” shall mean the escrow agent designated under the Escrow Agreement or another institution acceptable to Parent and the Stockholder Representative, and any successor escrow agent appointed pursuant to the Escrow Agreement.
“Escrow Agreement” shall mean the Escrow Agreement executed and delivered concurrently herewith and attached hereto as Exhibit F.
“Escrow Amount” shall mean an amount in cash equal to 10% of the aggregate amount of cash payable to the Indemnifying Parties pursuant to Section 1.6(b)(i) and Section 1.6(c)(i)(A) in respect of the shares of Company Capital Stock and Company Options owned by the Indemnifying Parties as of immediately prior to the Effective Time.
“Expense Fund” shall have the meaning set forth in Section 7.6(c).
“Expiration Date” shall have the meaning set forth in Section 7.1.
“Founder” shall mean each of Rich Rifredi and Steve Young.
“GAAP” shall mean United States generally accepted accounting principles consistently applied.
“Governmental Entity” shall mean any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission.
“Hazardous Material” shall mean any substance that has been designated by any Governmental Entity or by applicable Legal Requirement to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.
“Indebtedness” of any Person shall mean, without duplication: (i) all liabilities of such Person for borrowed money, whether secured or unsecured, all obligations evidenced by bonds, debentures, notes or similar instruments, and all liabilities in respect of mandatorily redeemable or purchasable share capital or securities convertible into share capital; (ii) all liabilities of such Person constituting capital leases under GAAP; (iv) all liabilities of such Person evidenced by any letter of credit or similar credit transaction entered into for the purpose of securing any lease deposit; (v) all liabilities of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (i) or (ii) above to the extent of the obligation secured; and (v) all guarantees by such Person of any liabilities of a third party of a nature similar to the types of liabilities described in clauses (i), (ii) or (iii) above, to the extent of the obligation guaranteed.
“Intellectual Property” shall mean algorithms, APIs, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, designs, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, Software, subroutines, techniques, user interfaces, URLs, web sites, works of authorship (including written, audio and visual materials) and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing).
“Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world whether registered or unregistered: (i) rights associated with works of authorship, including exclusive exploitation rights, copyrights, copyright registrations and applications therefor, and moral rights (“Copyrights”); (ii) rights in trademarks, business names, trade names, logos, common law trademarks and service marks and trademark and service mark registrations, and related goodwill and applications therefor (“Trademarks”); (iii) trade secret rights and all other rights in confidential business or technical information (“Trade Secrets”); (iv) patent, invention disclosures, industrial design property rights, and applications therefor (including patents issuing on such applications), together with all continuations, continuations-in-part, reissues, renewals, reexaminations, provisionals, divisionals, substitutions, extensions or revisions thereof, any foreign counterparts or equivalents of any of the foregoing and any other patents, applications or extensions that claim priority to or through any of the foregoing (“Patents”); (v) domain names, uniform resource locators, other names and locators associated with the Internet, and applications or registrations therefor (“Domain Names”); (vi) all rights in databases and data collections; (vii) other proprietary rights in Intellectual Property; and (viii) any similar or equivalent rights to any of the foregoing.
“International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company or any ERISA Affiliate, whether formally or informally, or with respect to which the Company or any ERISA Affiliate will or may have any liability, with respect to Employees who perform services outside the United States.
“IRS” shall mean the United States Internal Revenue Service.
“Key Employee Offer Letter” shall mean an offer letter from Parent or an Affiliate thereof to each Founder and certain Key Employees listed on Schedule A-1.
“Key Employees” shall mean those Company Employees who will receive an offer of employment from Parent or a Subsidiary of Parent and who are listed on Schedule A-1.

“Knowledge” or “Known” shall mean, with respect to the Company, the actual knowledge of the Founders, the members of the Company’s board of directors and Carl Hewitt and Adam Schader.
“Leased Real Property” shall mean all real property leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company as of the date of this Agreement.
“Legal Requirement” shall mean any applicable U.S. or non-U.S. federal, state, local or other constitution, law, statute, ordinance, rule, regulation, published administrative position, policy or principle of common law, or any Order, in any case issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity.
“Licensed IP” shall mean (a) all Intellectual Property Rights and Intellectual Property incorporated into, material to the development of, or used in the delivery, hosting or distribution of, the Company Products; and (b) all other Intellectual Property Rights and Intellectual Property used or held for use in the conduct of the business of the Company, in each case that are not owned by, or purported to be owned by, the Company.
“Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any kind or character whatsoever.
“Made Available” shall mean that the Company has posted such materials to the virtual data room hosted by Box, Inc. and made available to Parent and its representatives during the negotiation of this Agreement, but only if so posted and made available on or prior to the date that is one (1) Business Day prior to the date of this Agreement.
“Non-Competition and Non-Solicitation Agreements” shall mean the Non-Competition and Non-Solicitation Agreements executed and delivered by the Founders in substantially the form attached hereto as Exhibit G.
“Non-Solicitation Agreements” shall mean the Non-Solicitation Agreements executed and delivered by the individuals on Schedule A-2 in substantially the form attached hereto as Exhibit H.
“Non-Continuing Employees” shall mean all Employees other than Continuing Employees, including all Offered Employees who decline to accept Parent’s offer of employment made in accordance with Section 5.9(b) and any other employee of the Company who are not extended an offer of employment by Parent prior to the Closing Date.
“Order” shall mean any order, judgment, injunction, ruling, edict, or other decree, whether temporary, preliminary or permanent, enacted, issued, promulgated, enforced or entered by any Governmental Entity or duly appointed arbitrator or panel of arbitrators.
“Parent Agreement” shall mean that certain License and Distribution Agreement, dated November 2, 2012, between the Company and Parent.
“Paying Agent” shall have the meaning set forth in Section 1.7(a).
“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“Permits” shall mean all permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, orders and other approvals from, or pursuant to laws enforced by, Governmental Entities that are material to the operation of the business of the Company and its Subsidiaries taken as a whole as currently conducted.
“Permitted Liens” shall mean (i) Liens for Taxes that are (A) not yet due and payable as of the Closing Date or (B) being contested in good faith through appropriate proceedings (and for which adequate accruals or reserves have been established on the Current Balance Sheet in accordance with GAAP), (ii) mechanics’, carriers’, workmen’s, repairmen’s or other statutory liens or encumbrances arising or incurred in the ordinary course of business which liens are not material in the aggregate, (iv) pledges or deposits to secure obligation under workers’ compensation laws or similar legislation or to secure public or statutory obligations, (v) non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business, and (vi) purchase money Liens arising in the ordinary course of business.
“Per Option Consideration” shall mean an amount in cash, without interest, equal to (x) the excess of the Per Share Consideration in respect of Company Common Stock over the per share exercise price of such Vested Company Option, multiplied by (y) the aggregate number of shares of Company Common Stock subject to such Vested Company Option.
“Per Share Consideration” shall mean with respect to each class or series of Company Capital Stock the applicable amount of cash (without interest) for such class or series of Company Capital Stock calculated as set forth in Article V, Section 3 of the Eighth Amended and Restated Certificate of Incorporation of the Company, which amounts shall be calculated pursuant to the formulas utilized in the Spreadsheet.
“Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).
“Personal Data” shall mean: (i) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, biometric identifier, or customer or account number, device or machine identifier, IP address or any other piece of information, that alone or in combination with other information directly or indirectly collected, held, or otherwise processed by or for the Company allows the identification or location of, or contact with, a natural person or a particular computing system or device and (ii) any information associated, directly or indirectly, with any of the foregoing.
“Plan” shall mean the Company’s 2006 Stock Plan, as amended.
“Pre-Closing Taxes” shall mean (A) any Taxes of the Company attributable to any taxable period or portion thereof that ends on or prior to the Closing Date (“Pre-Closing Tax Period”), excluding, for the avoidance of doubt, all Transaction Payroll Taxes (it being understood that, in the case of Taxes based upon income, sales, proceeds, profits, receipts, wages, compensation or similar items, the Taxes attributable to a Pre-Closing Tax Period ending on the Closing Date shall be determined on the basis of a closing of the books as of the close of business on the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions other than with respect to property placed into service after the Closing) shall be allocated on a per diem basis and the amount of any other Taxes of the Company attributable to such Tax period shall equal the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period up to and including the Closing Date, and the denominator of which is the total number of days in the taxable period), (B) any Taxes as a result of the Company being (or ceasing to be) on or prior to the Closing Date (1) a member of an affiliated or combined group pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law prior to the Closing Date or (2) a transferee or successor by contract or otherwise, which relate to an event occurring on or before the Closing Date, (C) any Taxes imposed on the Company as a result of an express or implied obligation arising on or prior to Closing Date to indemnify or otherwise assume or succeed to the Taxes of any other Person, or (D) any transfer or other Taxes arising directly (or indirectly) as a result of the Transactions; provided, however, Pre-Closing Taxes shall not include any Taxes attributable to actions by Parent or its Affiliates on the Closing Date or after the Closing outside the ordinary course of business or any election by Parent or its Affiliates under Section 338 of the Code with respect to the Company.
“Privacy Legal Requirement” shall mean a (i) Legal Requirement, (ii) applicable rule of a self-regulatory organization or published industry best practice or other standard (including the PCI Data Security Standard, to the extent applicable) to which the Company has declared its adherence, or (iii) contractual requirement by which the Company is or has been bound, as it may in each case be or have been amended from time to time, pertinent to (a) privacy or restrictions or obligations related to the collection, use, disclosure, transfer, transmission, storage, hosting, disposal, retention, interception or other processing of, or the security of, Personal Data or (b) consumer communications or consumer protection.
“Pro Rata Portion” shall mean with respect to each Stockholder or Vested Company Optionholder other than Parent, an amount equal to the quotient obtained by dividing (x) the aggregate amount of cash actually received by such Stockholder or Vested Company Optionholder pursuant to Section 1.6(b)(i) and Section 1.6(c)(i)(A) in respect of the shares of Company Capital Stock and Company Options owned by such Stockholder or Vested Company Optionholder as of immediately prior to the Effective Time, by (y) the aggregate amount of cash payable to all Stockholders other than Parent and Vested Company Optionholders pursuant to Section 1.6(b)(i) and Section 1.6(c)(i)(A), respectively, in respect of Company Capital Stock and Company Options, respectively, outstanding as of immediately prior to the Effective Time.
“Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of, with or by any Governmental Entity, including all patents, registered copyrights, and registered trademarks, business names and Domain Names, and all applications for any of the foregoing.
“Related Agreements” shall mean the Escrow Agreement, the Joinder Agreements, the Non-Competition and Non-Solicitation Agreements, the 280G Waivers and all other agreements and certificates entered into by the Company or any of the Stockholders in connection with the Transactions.
“Shrink-Wrap Code” shall mean generally commercially available, off-the-shelf Software where available for a cost of not more than $10,000 for a perpetual license or subscription for a single user or work station (or $2,500 for an annual license or subscription for a single user or work station).
“Software” shall mean computer software, programs and databases in any form, including source code, executable or object code, operating systems and specifications, data, databases, database management code, firmware, utilities, graphical user interfaces, menus, images, icons, forms and software engines, and all related documentation, developer notes, comments and annotations.

“Standard Form IP Contract” shall mean each standard form of Company IP Contract used by the Company at any time, including each standard form of the following types of agreements, to the extent the Company actually utilizes such a standard form in the conduct of its business: (i) license and/or service agreement; (ii) development agreement; (iii) distributor, reseller or affiliate agreement; (iv) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (v) professional services, outsourced development, consulting, or independent contractor agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; and (vi) confidentiality or nondisclosure agreement.
“Stockholder” shall mean any holder of any Company Capital Stock as of immediately prior to the Effective Time.
“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, partnership, association, joint venture or other business entity of which such Person owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body.
“Tax” shall mean (i) any income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, escheat, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary, aggregate or similar group for any taxable period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person (but excluding any such obligations arising pursuant to customary terms in commercial Contracts entered into in the ordinary course of business, the principal purpose of which is unrelated to Taxes), including by operation of law.
“Third Party Components” shall mean, with respect to any Company Product, Intellectual Property that is not exclusively owned by the Company and is embedded in, incorporated into, distributed with, material to the development of, or used in the hosting, or distribution of, such Company Product.
“Third Party Expenses” shall mean, without duplication, all fees and expenses incurred by or on behalf of the Company in connection with this Agreement, the Merger and the other Transactions, including (i) all legal, accounting, financial advisory, consulting, finders and all other fees and expenses of third parties incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement, all other agreements, instruments and other documents referenced herein or contemplated hereby, the Merger and the other Transactions, (ii)  any bonus, severance, change-in-control payments or similar payment obligations of the Company that become due or payable solely as a result of the Closing, excluding, in each case: (A) the Transaction Bonuses; (B) all Non-Continuing Employee Severance Amounts; (C) any payments payable in connection with Key Employee Offer Letters and the Continuing Employee Offer Letters; or (E) that result from actions taken by Parent and excluding any acceleration of the vesting of any Company Option or other equity award, and (iii) any Transaction Payroll Taxes.

“Total Consideration” shall mean an amount equal to US$70,000,000, plus (i) the Aggregate Strike Price Amount and (ii) the Closing Cash, less (iii) Closing Indebtedness, (iv) Third Party Expenses (whether or not paid prior to the Effective Time), (v) the Transaction Bonuses and (vi) the aggregate amount of the Per Share Consideration that, but for the provisions of Section 1.6(b)(ii), would otherwise be payable in respect of the shares of Company Capital Stock held by Parent or its controlled Affiliates pursuant to the formulas utilized in the Spreadsheet, in each case, without duplication.
“Transaction Bonuses” shall mean the amounts of cash to be paid at the Closing to certain employees of the Company as set forth on Schedule A-3.
“Transaction Payroll Taxes” shall mean all employer portion payroll or employment Taxes incurred in connection with any bonuses, option cashouts or other compensatory payments paid prior to, at or immediately after the Closing in connection with the Transactions, whether payable by Parent, the Company or their respective Affiliates.
“Unvested Company Option” shall mean a Company Option (or portion thereof) that is outstanding and unvested as of immediately prior to the Effective Time and is not a Vested Company Option.
“Vested Company Option” shall mean any Company Option (or portion thereof) that is outstanding and vested as of immediately prior to the Effective Time, after taking into account any Company Option (or portion thereof) that, as a result of the Merger will accelerate in full and no longer be subject to any further vesting, right of repurchase, risk of forfeiture or other such conditions.
“Vested Company Optionholder” shall mean any holder of a Vested Company Option immediately prior to the Effective Time.